Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ELONG POWER HOLDING LIMITED

TMT ACQUISITION Corp

and

TMT MERGER SUB, INC.

Dated as of December 1, 2023

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3.22	Employee Matters	22
3.23	Employee Benefits	23
3.24	Environmental Matters	23
3.25	Transactions with Related Persons	24
3.26	Insurance	24
3.27	Top Suppliers	24
3.28	Certain Business Practices	25
3.29	Investment Company Act	25
3.30	Brokers’ Fees	25
3.31	Independent Investigation	25
3.32	No Other Representations	26

Article IV - REPRESENTATIONS AND WARRANTIES OF THE SPAC AND MERGER SUB		26
4.1	Organization of the SPAC and Merger Sub	26
4.2	Due Authorization	26
4.3	Authorized Share Capital and Other Matters	27
4.4	Governmental Consents	28
4.5	No Conflict	28
4.6	Internal Controls; Listing; Financial Statements	29
4.7	No Undisclosed Liabilities	30
4.8	Litigation and Proceedings	30
4.9	Tax Matters	31
4.10	Real Property; Personal Property	32
4.11	Intellectual Property	32
4.12	Employees; Employee Benefit Plans	32
4.13	Absence of Changes	32
4.14	Brokers’ Fees	33
4.15	SEC Filings	33
4.16	Trust Account	33
4.17	Investment Company Act; JOBS Act	34
4.18	Indebtedness	34
4.19	Stock Market Quotation	34
4.20	Business Activities	34
4.21	No Other Representations and Warranties	35

Article V - COVENANTS		36
5.1	Conduct of Business by the SPAC and Merger Sub Pending the Merger	36
5.2	Conduct of the Company and the Business Pending the Merger	37
5.3	Tax Matters	40
5.4	Preparation of the SPAC Registration Statement and Proxy Statement; the SPAC Shareholders Meeting	40
5.5	Reasonable Efforts	43
5.6	Access to Information	43
5.7	Exclusivity	43
5.8	Public Announcements; Required Information	44
5.9	Section 16 Matters	45

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5.10	Control of Other Party’s Business	45
5.11	NASDAQ Listing	45
5.12	Takeover Statutes	45
5.13	Shareholder Approvals	45
5.14	Financial Information	46
5.15	Extension; Payment of Extension Fees	47
5.16	Equity Incentive Plan.	47
5.17	Employment Agreements	47
5.18	ODI Filings	47
5.19	Future Issuance of Company Ordinary Shares and Company Warrants	47
5.20	PIPE Financing	47
5.21	Indemnification and Directors’ and Officers’ Insurance	48

Article VI – CONDITIONS TO THE MERGER		49
6.1	Conditions to the Obligations of the Company, the SPAC and Merger Sub to Effect the Merger	49
6.2	Additional Conditions to the Obligations of the Company	49
6.3	Additional Conditions to the Obligations of the SPAC and Merger Sub	50

Article VII – SURVIVAL AND INDEMNIFICATION		51
7.1	Survival	51
7.2	Indemnification	51
7.3	Limitations on Indemnification	52
7.4	Indemnification Proceedings	52
7.5	Indemnification Payments	54
7.6	Exclusive Remedy	54

Article VIII – TERMINATION		55
8.1	Termination	55
8.2	Effect of Termination	56
8.3	Fees and Expenses	56

Article IX – MISCELLANEOUS		56
9.1	Trust Account	56
9.2	Waiver Against Trust Account	57
9.3	Governing Law; Jurisdiction	58
9.4	Notices	58
9.5	Headings	60
9.6	Entire Agreement	60
9.7	Amendments and Waivers	60
9.8	Assignment	60
9.9	Third Parties	60
9.10	Specific Performance	60
9.11	Severability	61
9.12	Counterparts	61
9.13	Construction of Certain Terms and References; Captions	61
9.14	Disclosure Schedules	63

Article X – DEFINITIONS		63
10.1	Definitions	63

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EXHIBITS

Exhibit A	Shareholder Voting Agreement
Exhibit B	Sponsor Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Employment Agreement

SCHEDULES

Schedule A	Shareholder entering into Voting Agreement

Schedule B	Earnout Terms

Schedule B-1	Earnout Shareholder

Schedule C	Shareholder Ownership Interests and Pro Rata Merger Consideration

Schedule D	Indemnification Supporting Shareholder

Schedule E	ODI Shareholders

Schedule 2.5(a)	Post-Closing SPAC Directors

Schedule 10.1(a)	Key Personnel

Schedule 10.1(b)	Knowledge Persons

Schedule 10.1(c)	Requisite Regulatory Approvals

Schedule 10.1(d)	Warrant Agreements

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 1, 2023 by and among (i) TMT Acquisition Corp, a Cayman Islands exempted company (the “SPAC”), (ii) TMT Merger Sub, Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of the SPAC (“Merger Sub”), and (iii) Elong Power Holding Limited, a Cayman Islands exempted company (the “Company”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.	The Company, through its wholly owned and Controlled subsidiaries, is in the business of researching and developing, manufacturing, and marketing of high - rate lithium-ion batteries and lithium-ion battery systems for energy storage devices (the “Business”);

B.	The Company indirectly owns one hundred percent (100%) of the issued equity securities of eLong Power (Hong Kong) International Limited (the “HKCo”), a limited liability company incorporated under the laws of Hong Kong, which in turn owns all of the equity interests of eLong Energy (Ganzhou) Co., Ltd (the “WFOE”), a wholly foreign owned enterprise established under the laws of the People’s Republic of China (the “PRC”). The WFOE owns one hundred percent (100%) of the issued equity securities of Huizhou Yipeng Energy Technology Co., Ltd. (the “Yipeng Huizhou”);

C.	The SPAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.

D.	Merger Sub is a newly incorporated, direct, wholly-owned subsidiary of the SPAC and was formed for the sole purpose of effecting the Merger (as defined below);

E.	Subject to the terms and conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”) and becoming a wholly-owned subsidiary of the SPAC.

F.	The boards of directors of the Company, the SPAC and Merger Sub have each (i) determined that the Merger and other transactions contemplated hereby are fair, advisable and in the best interests of their respective companies and shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein and (iii) determined to recommend to their respective shareholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

G.	In accordance with the terms of this Agreement, the SPAC shall provide an opportunity to holders of the SPAC Ordinary Shares to have their outstanding shares redeemed on the terms and subject to the conditions set forth in this Agreement and the SPAC’s Governing Documents in connection with obtaining the SPAC Shareholder Approval;

H.	Prior to the Effective Time (as defined below), the SPAC shall, subject to obtaining the requisite SPAC Shareholder Approval, amend and restate its memorandum and articles of association to provide for, among other things, a dual-class equity structure whereby (a) the current SPAC Ordinary Shares will be redesignated as SPAC Class A Ordinary Shares and a new class of ordinary shares shall be designated as Class B ordinary shares (“SPAC Class B Ordinary Shares”), and (b) the SPAC Class B Ordinary Shares will have the same economic terms as the SPAC Class A Ordinary Shares, but will carry increased voting rights in the form of fifty (50) votes per share;

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I.	Contemporaneously with the execution of, and as a condition and an inducement to the SPAC and Merger Sub entering into this Agreement, the SPAC, the Company and the Shareholder listed on Schedule A are entering into and delivering the Shareholder Voting Agreement, as attached hereto as Exhibit A, pursuant to which, among other things, such Shareholder has agreed to vote in favor of the transactions contemplated hereby;

J.	Contemporaneously with the execution of, and as a condition and an inducement to the SPAC and the Company entering into this Agreement, the Sponsor of the SPAC is entering into and delivering a Sponsor Support Agreement, as attached hereto as Exhibit B (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed (i) not to transfer or redeem any SPAC Ordinary Shares held by it in connection with the transactions contemplated hereby (ii) to vote in favor of this Agreement and the Merger at the SPAC Shareholders Meeting and (iii) to pay for, in the amounts set forth therein, any necessary extension of time to consummate the Merger and Transactions contemplated hereby;

K.	The SPAC will use its reasonable best efforts to enter into subscription agreements, on terms approved by the Company (as amended or modified from time to time, collectively, the “Subscription Agreements”), with certain investors procured and approved by the Parties (the “PIPE Investors”), pursuant to which, among other things, each PIPE Investor would agree to subscribe for and purchase from the SPAC on the Closing Date concurrent with the Closing, and the SPAC would agree to issue and sell to each such PIPE Investor on the Closing Date concurrent with the Closing, the number of SPAC Class A Ordinary Shares set forth in the applicable Subscription Agreement in exchange for the purchase price set forth therein, on the terms and subject to the conditions set forth in the applicable Subscription Agreement (the equity financing under all Subscription Agreements, collectively, hereinafter referred to as the “PIPE Financing” and the SPAC Class A Ordinary Shares to be issued pursuant to the PIPE Financing, the “PIPE Shares”);

L.	The Sponsor and the Shareholders have, or will prior to Closing, each enter into a Lock-Up Agreement with the SPAC, in substantially the form attached as Exhibit C hereto (the “Lock-Up Agreement”), which agreement will become effective as of the Closing;

M.	For U.S. federal income tax purposes, the Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3; and

N.	Certain capitalized terms used herein are defined in Article X hereof.

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NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants, and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I

CLOSING

1.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Transactions (the “Closing”) shall take place by electronic exchange of documents and signatures on the third (3rd) Business Day after all the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other date, time or place as the SPAC and the Company may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”).

1.2 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 6.3(a), (b), (c) and (e) have been satisfied;

(ii) duly executed counterparts to each of the Transaction Documents to be entered into by the Company, the Shareholders, or the Key Personnel;

(iii) copies of certified resolutions approved and actions taken by the Company’s sole director and the Shareholders in connection with the approval of this Agreement and the Transactions;

(iv) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 6.3; and

(v) such other documents or certificates as shall be reasonably determined by the SPAC and its legal counsel to be required in order to consummate the Transactions.

(b) At the Closing, the SPAC will deliver or cause to be delivered:

(i) to the Exchange Agent, the number of SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares to be paid in respect of the Company Ordinary Shares in accordance with Section 2.8(b), for further distribution to the Shareholders;

(ii) to the Company, a certificate signed by an authorized officer of the SPAC, dated as of the Closing Date, certifying that, to the knowledge and belief of such authorized officer, the conditions specified in Section 6.1(f) and Section 6.2(a), (b), (c) and (e) have been satisfied;

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(iii) to the Company, the Transaction Documents to be entered into by the SPAC and the Sponsor, as applicable, duly executed by a duly authorized representative of the SPAC and the Sponsor;

(iv) to the Company, the written resignation letters of all of the directors and officers of the SPAC that are not remaining on the board of directors of the SPAC (the “SPAC Board”) after the Effective Time, in accordance with the provisions of Section 2.5(a)), effective as of the Effective Time;

(v) to the Company, copies of certified resolutions and actions taken by the SPAC’s and Merger Sub’s board of directors and shareholders in connection with the approval of this Agreement and the Transactions;

(vi) all other documents, instruments or certificates required to be delivered by the SPAC at or prior to the Closing pursuant to Section 6.2; and

(vii) such other documents or certificates as shall be reasonably determined by the Company and its legal counsel to be required in order to consummate the Transactions.

Article II

THE MERGER

2.1 The Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, and in accordance with the applicable provisions of the Cayman Companies Act, Merger Sub shall merge with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Company”) under the Cayman Companies Act and become a wholly owned subsidiary of the SPAC. At the Closing, the Company and Merger Sub shall execute a plan of merger (and any other documents required by the Cayman Companies Act) (the “Plan of Merger”) in form and substance acceptable to the Parties, and the Parties shall cause the Merger to be consummated by registering the Plan of Merger with the Cayman Registrar in accordance with the provisions of the Cayman Companies Act. The Merger shall become effective on the date that the Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Companies Act or such later time as specified in the Plan of Merger (the “Effective Time”). References herein to “the Company” with respect to the period from and after the Effective Time shall be deemed to be references to the Surviving Company.

2.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger, and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property of every description including causes of action, rights, and the business, undertaking, goodwill, benefits, immunities, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all the Contracts, Liabilities, duties and obligations of the Company and Merger Sub shall become the Contracts, Liabilities, duties and obligations of the Surviving Company, and the Surviving Company shall execute any agreements and shall take such further actions, as any Party may reasonably request to confirm that the Surviving Company shall observe and discharge all covenants, duties and obligations of the Company and Merger Sub set forth in this Agreement to be performed after the Effective Time.

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2.3 No Transfer or Assignment; Register of Members. The Company shall use reasonable efforts to cause the Shareholders to not sell, transfer, or assign their respective Company Ordinary Shares prior to the Closing without the prior written consent of the Company and the SPAC (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 2.3 shall prohibit a transfer or assignment by operation of Law, by will or the Laws of descent and distribution, to an Affiliate of such Shareholder or to another Shareholder of the Company. At the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Ordinary Shares on the records of the Company.

2.4 Surviving Company Governance Matters.

(a) At the Effective Time, and without any further action on the part of the Company or Merger Sub, the memorandum and articles of association of Merger Sub shall become the memorandum and articles of association of the Surviving Company until thereafter amended or restated in accordance with its terms and as provided by Law.

(b) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the sole director of the Company as of immediately prior to the Effective Time shall be the sole director of the Surviving Company. The officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Company.

2.5 SPAC Governance Matters.

(a) The Parties shall use commercially reasonable efforts to ensure that the individuals listed on Schedule 2.5(a), as such schedule may be amended prior to the date of the initial filing of the SPAC Registration Statement with the SEC (as defined below), are nominated and elected as directors of the SPAC with effect from the Effective Time. At the Effective Time, the SPAC Board shall consist of five (5) directors, three (3) of whom shall be designated by the Company, and of such three (3) at least one (1) of which shall meet the independent director requirements under NASDAQ rules. Two (2) directors of the SPAC Board shall be chosen by the Sponsor, both of which shall meet the independent director requirements under NASDAQ rules. The officers of the Company as of immediately prior to the Effective Time shall be the officers of the SPAC.

(b) On the Closing Date, and subject to receipt of the required SPAC Shareholder Approvals, the SPAC shall cause its memorandum and articles of association to be amended and restated in such form as shall be mutually agreed upon between the Company and the SPAC (the “A&R Memorandum and Articles of Association”). The A&R Memorandum and Articles of Association shall include the redesignation of the current SPAC Ordinary Shares as SPAC Class A Ordinary Shares and shall designate the SPAC Class B Ordinary Shares, which SPAC Class B Ordinary Shares shall have the same economic terms as SPAC Class A Ordinary Shares but shall carry increased voting rights in the form of fifty (50) votes per share.

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2.6 Tax Treatment of the Merger. For U.S. federal income tax purposes, each of the Parties intend that the Merger, constitute an integrated transaction described in Section 351 of the Code and will constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code to which each of the SPAC, Merger Sub and the Company is a party under Section 368(b) of the Code (the “Intended Tax Treatment”). The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (ii) agree to file and retain such information as shall be required under Treasury Regulation Section 1.368-3, and (iii) agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment, unless otherwise required by a Taxing Authority. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify for the Intended Tax Treatment.

2.7 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub and the Company, the officers and directors of Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.8 Merger Consideration; Effect of the Merger on Securities of the Company and Merger Sub.

(a) Exercise or Assumption of Company Warrants. To the extent the required Consents to the ODI Shareholders’ ODI Filings have been received, on or prior to the Closing Date and in accordance with the terms of Section 5.19, all issued and outstanding Company Warrants will be exercised in accordance with the terms of the Warrant Agreements for that whole number of Company Class A Ordinary Shares (rounded to the nearest whole share) provided for in the Warrant Agreements. To the extent the required Consents to the ODI Shareholders’ ODI Filings have not been received prior to the Closing Date, at the Effective Time, by virtue of the Merger and in accordance with the terms of the Warrant Agreements, each Company Warrant shall be automatically assumed by the SPAC and shall become a warrant to acquire, on the same terms and conditions as were applicable under each such Company Warrant, a number of SPAC Class A Ordinary Shares (such warrant, an “Assumed Warrant”) equal to the number of Company Class A Ordinary Shares provided in Schedule C, as the same may be amended by the Company no later than one (1) Business Day prior to the Closing. The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Company Warrants contemplated by this Section 2.8(a). SPAC shall take all corporate actions necessary to reserve for issuance SPAC Class A Ordinary Shares that will be subject to issuance upon exercise of the Assumed Warrants.

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(b) Conversion of Company Ordinary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of securities of Merger Sub or the Company, the Company Ordinary Shares (other than the Excluded Shares and Dissenting Shares (each as defined below)) issued and outstanding immediately prior to the Effective Time shall be canceled in exchange for the right to receive the applicable number of (i) in the case of the Company Class A Ordinary Shares, SPAC Class A Ordinary Shares, or (ii) in the case of the Company Class B Ordinary Shares, SPAC Class B Ordinary Shares, in each case based on the applicable Merger Consideration as is specified in this Agreement. The Merger Consideration shall be comprised of two elements, namely: (x) the Initial Consideration and (y) the Earnout Consideration. The Initial Consideration shall be comprised of two elements, namely: (A) the Closing Payment Shares, comprising Forty-Four Million Seven Hundred Thousand (44,700,000) SPAC Class A Ordinary Shares and Class B Ordinary Shares, less the number of SPAC Class A Ordinary Shares reserved for issuance pursuant to the Assumed Warrants, which shall be issued and paid to the Shareholders at the Closing as the Initial Consideration; and (B) an additional Three Hundred Thousand (300,000) SPAC Class B Ordinary Shares, which shall be issued in the name of the Supporting Shareholder at the Closing, but which shall be deposited, or caused to be deposited, by the SPAC with the Escrow Agent and will be held in escrow as security for the Supporting Shareholder’s (as defined below) indemnification obligations as further set forth in Article VII (the “Indemnification Shares”). The Earnout Consideration shall comprise up to an additional Nine Million (9,000,000) SPAC Class B Ordinary Shares (the “Earnout Shares”) which shall be issued at the Closing, which also shall be issued in the name of the Supporting Shareholder at the Closing, but which shall be deposited, or caused to be deposited, by the SPAC with the Escrow Agent, and shall be released (in whole or in part) to the Shareholders as Earnout Consideration contingent upon the achievement of certain future performance metrics set forth in, and subject to the terms of, Schedule B (the “Earnout”). All SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares issued as part of the Merger Consideration shall be valued at ten dollars ($10.00) per share.

(c) Treatment of Excluded Shares. At the Effective Time, all Company Ordinary Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be automatically canceled, surrendered (if applicable) and extinguished without any conversion or consideration delivered in exchange thereof.

(d) No Issuance of Fractional Shares. No certificates or scrip representing fractional shares will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

(e) Share Capital of Merger Sub. Each Merger Sub Ordinary Share that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one ordinary share of the Surviving Company (and such ordinary shares of the Surviving Company into which the Merger Sub Ordinary Shares are so converted shall constitute the only issued and outstanding share capital of the Surviving Company that is issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of Merger Sub Ordinary Shares will, as of the Effective Time, evidence ownership of such share(s) of such ordinary share of the Surviving Company.

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(f) Shares Issued Upon Cancellation of Company Ordinary Shares. All securities issued upon the surrender and cancellation of Company Ordinary Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities; provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Merger Consideration so issued in exchange.

(g) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Ordinary Shares have been lost, stolen or destroyed, the SPAC shall issue in exchange for such lost, stolen or destroyed certificates or securities as the case may be, upon delivery of an executed affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.8(e); provided, however, that the SPAC may, in its sole and exclusive discretion and as a condition precedent to the issuance thereof, additionally require the owner of such lost, stolen or destroyed certificates to deliver an executed deed of indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9 Effect on SPAC Securities. Each SPAC Ordinary Share, each SPAC Right and each SPAC Unit that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding immediately following the Effective Time, except to the extent as otherwise provided in the SPAC Governing Documents or Rights Agreement (including in respect of automatic conversion of the SPAC Rights or redemption of the SPAC Ordinary Shares).

2.10 Issuance of SPAC Ordinary Shares.

(a) At or substantially concurrently with the Effective Time, the SPAC shall issue and shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of issued and outstanding Company Ordinary Shares, for exchange in accordance with this Section 2.10(a) an aggregate of (i) Forty-Five Million (45,000,000) SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, which amount represents the sum of (x) the Closing Payment Shares comprising Forty-Four Million Seven Hundred Thousand (44,700,000) SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, and (y) the Indemnification Shares comprising Three Hundred Thousand (300,000) SPAC Class B Ordinary Shares, and (ii) the maximum attainable number of the Earnout Shares of Nine Million (9,000,000) SPAC Class B Ordinary Shares. The Closing Payment Shares so deposited shall be in such denominations and proportions as provided in Schedule C, as the same may be amended by the Company no later than one (1) Business Day prior to the Closing, and the Indemnification Shares and Earnout Shares shall be in the name of the Supporting Shareholder. The SPAC shall cause the Exchange Agent (A) to retain, in its capacity as Escrow Agent, the aggregate number of SPAC Class B Ordinary Shares representing the Indemnification Shares and the Earnout Shares, and (B) to distribute, immediately following the Effective Time, pursuant to irrevocable instructions from the SPAC, the aggregate number of SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares representing the Closing Payment Shares to the Shareholders.

(b) For the period of time that the Earnout Shares are held in escrow, the Shareholders hereby agree that they shall not vote any of the Earnout Shares registered in their name and so held until any such Earnout Shares are irrevocably released to them in accordance with the terms of this Agreement and the Earnout Escrow Agreement. In the event that any Indemnification Shares are surrendered back to the SPAC for indemnity obligations pursuant to Article VII, the Shareholders shall execute an irrevocable surrender of shares in accordance with applicable Law with respect to such Indemnification Shares and surrender such Indemnification Shares to the SPAC without consideration. The SPAC shall instruct the Escrow Agent to irrevocably and unconditionally release the surrendered Indemnification Shares from the escrow account to the SPAC, and the Indemnification Shares so surrendered will be cancelled by the SPAC.

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(c) Distributions After the Effective Time. Subject to the following sentence, no dividends or other distributions declared after the Effective Time with respect to the SPAC Class A or Class B Ordinary Shares shall be paid with respect to any SPAC Class A or Class B Ordinary Shares that are not able to be delivered by the Exchange Agent promptly after the Effective Time (it being understood that shares deposited with the Escrow Agent shall be deemed delivered hereunder), whether due to a legal impediment to such delivery or otherwise. Subject to the effect of abandoned property, escheat, Tax or other applicable Laws, following the delivery of any such previously undelivered SPAC Class A or Class B Ordinary Shares, there shall be paid to the record holder of such shares, without interest, at the time of delivery, to the extent not previously paid, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to each such SPAC Class A or Class B Ordinary Share.

(d) Tax Withholding. The SPAC, the Company, Merger Sub, and the Exchange Agent shall each be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(e) No Liability. None of the Company, the Surviving Company, the SPAC, Merger Sub, the Exchange Agent or any other Person shall be liable for SPAC Ordinary Shares or, after the redesignation of SPAC Ordinary Shares, SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares (or dividends or distributions with respect thereto or with respect to the Company Ordinary Shares) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.11 Adjustments in Certain Circumstances. Without limiting the other provisions of this Agreement, if at any time during the period between the date hereof and the Effective Time, any change in the outstanding securities of the Company, the SPAC Ordinary Shares or Merger Sub Ordinary Shares shall occur (other than the issuance of additional shares of the Company, the SPAC or Merger Sub, as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the SPAC, Merger Sub or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement. No less than ten (10) Business Days’ notice shall be provided to the appropriate parties with respect to any change in the outstanding securities of the Company, the SPAC Ordinary Shares or Merger Sub Ordinary Shares proposed to be made effective (other than the issuance of additional shares of the Company or the SPAC or Merger Sub as permitted by this Agreement) at any time during the period between the date hereof and the Effective Time.

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2.12 Earnout. The terms governing the Earnout are set forth on Schedule B.

2.13 Indemnification. Subject to the terms of Article VII, an aggregate of Three Hundred Thousand (300,000) SPAC Class B Ordinary Shares shall be retained as Indemnification Shares in the escrow account, to be released to the Supporting Shareholder in accordance with the terms of, and in the amounts to be set forth in, the Indemnification Escrow Agreement. The Indemnification Escrow Agent agreement shall provide that (i) on the date that is twelve (12) months from the Closing Date, the amount of Indemnification Shares that have not been used in satisfaction of indemnification obligations as provided in Article VII, up to a maximum of fifty-percent (50%) of the Indemnification Shares placed into the escrow account on the Closing Date, be released to the Supporting Shareholder, and (ii) on the date that is twenty-four (24) months from the Closing Date, the remaining Indemnification Shares that have not been used in satisfaction of indemnification obligations as provided in Article VII be released to the Supporting Shareholder.

2.14 Appraisal Rights. (a) Each Company Ordinary Share (the “Dissenting Shares”) owned by holders of Company Ordinary Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to section 238 of the Cayman Companies Act (the “Dissenting Shareholders”) shall thereafter represent the right to receive only the payment resulting from the procedure set forth in the Cayman Companies Act with respect to the Dissenting Shares owned by such Dissenting Shareholder, and shall not be entitled to receive the Merger Consideration, unless and until such Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the Merger pursuant to the Cayman Companies Act with respect to any Dissenting Shares. The Company shall give the SPAC (i) prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Shareholder’s rights of dissent under the Cayman Companies Act and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Act. The Company shall not, except with the prior written consent of the SPAC, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(b) In the event that any written notices of objection to the Merger are served by any Shareholders pursuant section 238(2) of the Cayman Companies Act, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Merger on such Shareholders pursuant to section 238(4) of the Cayman Companies Act within twenty (20) days of obtaining the Company Shareholder Approval, provided, that prior to serving any such notice, the Company shall consult with the SPAC with respect to such notice and shall afford the SPAC a reasonable opportunity to comment thereon.

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Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the SPAC and Merger Sub to enter into this Agreement, except as otherwise disclosed or identified in the Company Disclosure Schedule, the Company hereby represents and warrants to the SPAC and Merger Sub as follows:

3.1 Organization of the Company. The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was formed. The Company and its Subsidiaries (collectively, the “Company Group”) have all requisite corporate power and authority necessary and required to own and operate the Company Group Assets and to carry on the Business as presently conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing (or equivalent status as applicable) in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where failure to be so licensed or qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect. Schedule 3.1 lists all jurisdictions in which the Company Group is qualified to conduct business.

3.2 Due Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or shall be a party, to carry out its obligations hereunder and thereunder, and to consummate the Transactions contemplated hereby and thereby. This Agreement and all Transaction Agreements to which the Company is or shall be a party and the consummation of the Transactions have been duly authorized by all necessary and proper action on the part of the Company, or such Shareholder, subject to the Company Shareholder Approval in accordance with the Governing Documents of the Company. Each of this Agreement and the Transaction Documents to which the Company is or shall be a party has been or will be duly and validly executed and delivered by it and (assuming that this Agreement or such other applicable Transaction Documents to which each of the SPAC and Merger Sub is or will be a party constitutes a legal, valid and binding obligation of each of the other parties hereto or thereto), constitutes or shall when executed and delivered constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether considered in a proceeding at law or in equity) (collectively, the “Remedies Exception”).

3.3 Capitalization.

(a) The authorized share capital of the Company is $50,000 divided into 5,000,000,000 Company Ordinary Shares, comprised of 4,000,000,000 Company Class A Ordinary Shares and 1,000,000,000 Company Class B Ordinary Shares, of which 6,845,290 Company Class A Ordinary Shares and 16,538,142 Company Class B Ordinary Shares are issued and outstanding as of the date hereof. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights and have not been issued in violation of any preemptive or similar rights of any Person. As of the date hereof, all of the issued and outstanding Company Ordinary Shares are owned legally and beneficially by the Persons set forth on Part 1 of Schedule C, and immediately prior to the Closing, all of the issued and outstanding Company Ordinary Shares will be owned legally and beneficially by the Persons set forth on Part 2 of Schedule C, as the same may be amended by the Company no later than one (1) Business Day prior to the Closing. The only Company Ordinary Shares that will be issued and outstanding immediately after the Closing will be the Company Ordinary Shares owned by SPAC. Except for the Company Ordinary Shares, no other class in the share capital of the Company is or ever has been authorized or issued or outstanding.

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(b) Except for the Company Warrants and Company Share Rights set forth on Schedule 3.3(b), there are no: (a) outstanding Company Share Rights; (b) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company; (c) to the knowledge of the Company, agreements with respect to any of the Company Ordinary Shares, including any voting trust, other voting agreement or proxy with respect thereto; or (d) disputes, controversies, demands or claims as to any Company Ordinary Shares. As of the date of this Agreement, the Company has reserved 109,918,874 Company Class A Ordinary Shares for issuance to holders of Company Warrants pursuant to the Warrant Agreements.

3.4 Charter Documents. Copies of the Governing Documents of the Company and each Company Group member have heretofore been made available to the SPAC, and such copies are true and complete copies of such Governing Documents in effect on the date hereof. No member of the Company Group has taken any action in violation or derogation of its Governing Documents in any material respect.

3.5 Corporate Records. The register of members or the equivalent documents of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of the Company Group relating to all issuances and transfers of stock or shares by the Company Group, and all proceedings of their respective boards of directors, including committees thereof, and stockholders or shareholders of the Company Group since December 31, 2018, have been made available to the SPAC, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company Group.

3.6 Business Names. Schedule 3.6 is a complete and correct list of all names that currently are or, within two (2) years prior to the date of this Agreement have been, used by the Company Group, including names on any websites. Since December 31, 2018, none of the Company Group has used any name other than the names listed on Schedule 3.6 to conduct the Business.

3.7 Subsidiaries. (a) Schedule 3.7(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 3.7(a), as the case may be, (i) all of the outstanding capital stock, share capital or equity interests of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Governing Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Governing Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 3.7(a), no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 3.7(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 3.7(a), there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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(b) HKCo is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of the WFOE. The WFOE is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests Yipeng Huizhou. Yipeng Huizhou is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of each of Ganzhou Yipeng Energy Technology Co., Ltd., a PRC company (“Yipeng Ganzhou”) and Zibo Yipeng New Energy Technology Co., Ltd., a PRC company (“Yipeng Zibo”).

(c) The capital and organizational structure of the WFOE and each PRC Entity are valid and in full compliance with the applicable PRC Laws. Except as set forth on Schedule 3.7(c), the registered capital of each PRC Subsidiary has been fully paid up in accordance with the schedule of payment stipulated in its Governing Documents, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws. The PRC Establishment Documents of each PRC Subsidiary have been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable. To the Knowledge of the Company, there are no disputes, controversies, demands or claims as to equity securities of each PRC Entity. The business scope specified in the PRC Establishment Documents complies with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the PRC Entity in accordance with the PRC Establishment Documents is in compliance with applicable PRC Laws.

3.8 No Conflict. Subject to the receipt of the Consents set forth in Schedule 3.8, the execution and delivery by the Company of this Agreement and the Transaction Documents to which it will or shall be a party and the consummation and performance by the Company Group of the Transactions do not and will not, (a) violate any provision of, or result in a conflict with or the breach of, any Law or Order binding upon or applicable to the Company Group, or by which any of the Company Group Assets is bound; (b) with or without lapse of time or the giving of notice or both, require a Consent or approval under, conflict with, result in a violation or breach of, or give to others any rights of amendment, suspension, revocation of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, amend, suspend, revoke, or cancel any Contract or Permit to which the Company Group is a party or by which any Company Group Assets are bound, or require any payment or reimbursement or to a loss of any benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Ordinary Shares, or any of the Company Group’s Assets is or may be bound; or, (c) contravene or conflict with the organizational or constitutive documents of the Company Group; or (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s Assets, except, in the case of each of clauses (a), (b) and (d), to the extent that such conflicts, breaches, defaults, Liens or other matters would not (i) materially and adversely affect the ability of the Company Group to carry out their obligations under, and to consummate and perform the transactions contemplated by, this Agreement and the Transaction Documents or (ii) reasonably be expected to have a material and adverse effect on the ability of the Company to conduct the Business.

3.9 Governmental Consents. No Consent of, with or to any Governmental Authority is required to be obtained or made by any of the Company Group in connection with the execution or delivery by the Company of this Agreement or the Transaction Documents to which it is or shall be a party or the consummation by the Company of the Transactions, except for or in compliance with (a) any Antitrust Laws; (b) the filing of the Plan of Merger and other related documents required by the Cayman Companies Act with the Cayman Registrar and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Cayman Companies Act; (c) the rules and regulations of NASDAQ; (d) any applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; (e) the ODI Filings referred to in Section 5.17; (f) Consents set forth on Schedule 3.8; and (g) any Consents the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole.

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3.10 Litigation and Proceedings. Except as described on Schedule 3.10, there is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened, and no such Action has been brought in the past three (3) years, or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any member of the Company Group, its current or former directors or officers (provided, that any litigation involving the directors or officers of a member of the Company Group must be related to the Company Group’s Assets or the Business), its equity securities, Company Group Assets or the Business.

3.11 Financial Statements.

(a) As used herein, the term “Company Financials” means the unaudited consolidated financial statements of the Company Group, consisting of the consolidated statements of financial position of the Company Group as of December 31, 2021 and December 31, 2022, and the related unaudited consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the fiscal years then ended. The Company Financials have been, and each of the Subsequent Period Financial Statements, when delivered by the Company will have been, (i) prepared from, and in accordance in all material respects, with, the books and records of the Company Group as of the times and for the periods referred to therein, and (ii) prepared in accordance with U.S. GAAP, consistently applied throughout and among the periods involved (except as otherwise indicated in such statements and except that the unaudited statements may exclude the footnote disclosures and other presentation items required for U.S. GAAP and may exclude normal and immaterial year-end adjustments). The Company Financials, and each of the Subsequent Period Financial Statements, when delivered by the Company will, fairly present in all material respects the consolidated financial position of the Company Group as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company Group for the periods indicated (except that the unaudited statements may exclude the footnote disclosures and other presentation items required for U.S. GAAP and may exclude normal and immaterial year-end adjustments). The Company Financials, and each of the Subsequent Period Financial Statements when included in the SPAC Registration Statement for filing with the U.S. Securities and Exchange Commission (the “SEC”) following the date of this Agreement, will comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC, in each case, as in effect as of the respective dates thereof. No member of the Company Group has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each member of the Company Group maintains accurate books and records reflecting its assets and Liabilities in all material respects and maintains internal accounting controls designed to provide, in all material respects, reasonable assurance that (i) such member of the Company Group does not maintain any off-the-book accounts and that such member of the Company Group’s Assets are used only in accordance with such member of the Company Group’s management directives, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the financial statements of such member of the Company Group and to account for such member of the Company Group’s Assets. To the Knowledge of the Company, no member of the Company Group has been subject to or involved in any fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any member of the Company Group. In the past two (2) years, no member of the Company Group or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies, or methods of any member of the Company Group or its internal accounting controls, including any written complaint, allegation, assertion or claim that any member of the Company Group has engaged in questionable accounting or auditing practices.

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(c) Except as set forth on Schedule 3.11(c), as of the date of this Agreement, neither the Company nor, to the Knowledge of the Company, any independent auditor of the Company has identified or been made aware of any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, or any claim or allegation in writing regarding any of the foregoing. Except as set forth on Schedule 3.11(c), neither the Company nor, to the Knowledge of the Company, any independent auditor of the Company has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation in writing regarding the foregoing.

3.12 Undisclosed Liabilities. There are no Liabilities of the Company Group of a type required to be reflected or reserved for on a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with U.S. GAAP, except for (a) Liabilities reflected or reserved for in the Company Financials or disclosed in any notes thereto; (b) Liabilities that have arisen since the Balance Sheet Date in the ordinary course of the operations of the Business; (c) Liabilities arising out of or in connection with this Agreement, the Transaction Documents and the Transactions; (d) Liabilities set forth in Schedule 3.12; or (e) Liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the Company Group, taken as a whole.

3.13 Absence of Changes. Except as set forth on Schedule 3.13, since the Balance Sheet Date, each Company Group has (a) conducted the Business only in the ordinary course of business consistent with past practice and (b) not been subject to a Company Material Adverse Effect.

3.14 Compliance with Laws. (a) Except for compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.24) and compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.18), no member of the Company Group is in violation of, or has violated within the last three (3) years, or has been notified in writing that is under investigation with respect to, or has been threatened in writing to be charged with or given written notice of any violation or alleged violation of, any Law, or Order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, would not have a have a material and adverse effect on the Company Group, taken as a whole, and within the last three (3) years no member of the Company Group has received any subpoenas by any Governmental Authority. The WFOE has complied with all applicable PRC Laws in connection with foreign exchange. Each holder or beneficial owner of an equity security of a Company Group who is a “Domestic Resident” as defined in Circular 37 and is subject to any of the registration or reporting requirements of Circular 37, has complied with all reporting or registration requirements (including filings of amendments to existing registrations) under the SAFE Rules and Regulations, and has made all written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. No member of the Company Group has received any oral or written inquiries, notifications, Orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with SAFE Rules and Regulations, and each member of the Company Group has obtained all certificates, approvals, Permits, licenses, registration receipts and other similar authorizations which are necessary for such Company Group to conduct foreign exchange transactions as now being conducted in compliance with PRC Laws.

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(b) In connection with its collection, storage, use, processing or disclosure of any information that constitutes Personal Information by or on behalf of any member of the Company Group, the Company Group is and has been in compliance in all material respects with (i) applicable Laws in effect as of the date of this Agreement (including, without limitation, Laws relating to privacy, personal data protection, use of data, data security, telephone and text message communications, and marketing by email or other channels) in applicable jurisdictions, (ii) the Company Group’s privacy policies and public written statements regarding the Company Group’s privacy or data security practices, and (iii) the requirements of any Contract, codes of conduct or industry standards by which any Company Group is bound. The Company Group maintains commercially reasonable security measures designed to protect all Personal Information owned, stored, used, processed, maintained, or controlled by or on behalf of the Company Group from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification or disclosure. To the Knowledge of the Company Group, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, processing, modification or disclosure of or access to Personal Information owned, stored, used, processed, maintained or controlled by or on behalf of the Company Group which require or required the Company Group to notify authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company Group’s confidential information or trade secrets.

3.15 Permits. Each member of the Company Group holds all Permits necessary to lawfully conduct the Business as presently conducted and to own, lease, construct and operate the Company Group Assets (collectively, the “Company Permits”), except for those required under Environmental Laws and Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.18 and Section 3.24) and except for such Permits the absence of which would not reasonably be expect to materially or adversely effect the Company Group, taken as a whole. The Company has made available to the SPAC true, correct, and complete copies of all Company Permits, all of which are listed on Schedule 3.15. All of the Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except as would not reasonably be expect to materially or adversely effect the Company Group, taken as a whole. No member of the Company Group is in violation of the terms of any Company Permit, and no member of the Company Group has received any written notice of any Actions relating to the revocation or modification of any Company Permit, except as would not reasonably be expect to materially or adversely effect the Company Group, taken as a whole.

3.16 Material Contracts.

(a) Schedule 3.16(a) sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xv) below to which any member of the Company Group is a party or by which any member of the Company Group, or any of the Company Group Assets, are bound (each Contract required to be set forth on Schedule 3.16(a), other than a Company Benefit Plan, a “Company Material Contract”) and the Company has delivered to the SPAC, true, complete and correct copies of each:

(i) contains covenants that materially limit the ability of any member of the Company Group (A) (1) to compete in any line of business, with any Person or in any geographic area, (2) to sell or provide any service or product, or (3) to solicit any Person, other than in respect of customary non-disclosure agreements entered into by any member of the Company Group in the ordinary course of business or (B) to purchase or acquire an Interest in any other Person;

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(ii) with any Governmental Authority to which a Company is a party;

(iii) providing for the formation of any joint venture or profit-sharing agreement or arrangement;

(iv) providing for the indemnification by a Company Group member of any Person or the assumption of any Tax, environmental or other Liability of any Person, other than any such Contract for the purchase or sale of goods and services executed in the ordinary course of business;

(v) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) by and between members of the Company Group having an outstanding principal amount in excess of $500,000;

(vi) was entered into during the past two (2) years involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets, including real property, with an aggregate value in excess of $500,000 (other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, (B) in the ordinary course of business consistent with past practice or (C) between the members of the Company Group);

(vii) pursuant to which payments or receipts by any member of the Company Group under such Contract or Contracts exceeded $500,000 in the fiscal year ending December 31, 2022, in the aggregate;

(viii) is with any Top Supplier, or Top Customer excluding any non-disclosure agreements, purchaser order forms, sales acknowledgement forms or similar agreements entered into in the ordinary course of business;

(ix) pursuant to which a Company Group member is required to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(x) is between any member of the Company Group and any directors, officers or employees of a Company Group member (including, for the avoidance of doubt, the Key Management) or any Related Person and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(xi) is a collective bargaining agreement or Contract with any Union to which the Company is a party;

(xii) obligates the Company Group to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

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(xiii) relates to a settlement entered into within three (3) years prior to the date of this Agreement or under which any member of the Company Group has outstanding obligations (other than customary confidentiality obligations) that would be reasonably likely to involve payments in excess of $500,000 after the date of this Agreement;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any member of the Company Group (the “Company IP Licenses”), other than (A) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year, (B) employee or consultant invention assignment agreements entered into on a Company Group’s standard form of such agreement, (C) confidentiality agreements entered into in the ordinary course of business, (D) non-exclusive licenses from or to suppliers, customers or distributors to any member of the Company Group entered into in the ordinary course of business, or (E) feedback and ordinary course trade name or logo rights that are not material to any member of the Company Group; or

(xv) the termination of which, would be otherwise material to the Company Group and not covered by clauses (i) through (xiv) above.

(b) No member of the Company Group is in breach of or default under the terms of any Company Material Contract and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and no event has occurred or not occurred through any of the Company Group’s action or inaction or, to the Knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract, in each case, except as would not reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company Group, taken as a whole. Each Company Material Contract (i) is a valid and binding obligation of the member of the Company Group that is party thereto and, to the Knowledge of the Company, of each other party thereto, and (ii) is in full force and effect, subject to the Remedies Exception, in each case, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company Group, taken as a whole. There are no, and within the last three (3) years there have not been, disputes pending or, to the Knowledge of the Company, threatened in writing with respect to any Company Material Contract, and the Company Group has not received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, except as would not be reasonably expected to have, individually or in the aggregate, a material and adverse effect on the Company Group, taken as a whole.

3.17 Intellectual Property.

(a) Schedule 3.17(a)(i) sets forth: (i) all Patents, Trademarks, Copyrights and Internet Assets and applications in each case for which a member of the Company Group is the owner, applicant or assignee of record as of the date hereof (“Company Registered IP”), specifying as to each item, as applicable: (A) the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all unregistered Trademarks. The Company Group owns, free and clear of all Liens (other than Permitted Liens) any and all Intellectual Property owned, in whole or in party by the Company Group, including the Company Registered IP (“Company IP”), or has valid and enforceable licenses to all other Intellectual Property that is material to the conduct of the Business as currently conducted. Except as set forth on Schedule 3.17(a)(iii), all Company Registered IP is owned exclusively by the applicable Company Group member without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

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(b) No Action is pending or, to the Company’s Knowledge, threatened in writing against the Company Group that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Company IP or the Intellectual Property licenses to a member of the Company Group under the Company IP Licenses. To the Knowledge of the Company, no member of the Company Group has received any written notice or claim asserting any infringement, misappropriation, violation, dilution, or unauthorized use of the Intellectual Property of any other Person as a consequence of the business activities of any Company Group member as currently conducted. There are no Orders to which any Company Group member is a party or its otherwise bound that restrict the rights of a member of the Company Group to use, transfer, license or enforce any Intellectual Property owned by a Company Group member. To the Knowledge of the Company, no Company Group member is currently infringing any Intellectual Property of any other Person in any material respect in connection with the use of any Intellectual Property owned or purported to be owned by a Company Group member or otherwise in connection with the conduct of the Business as currently conducted. To the Company’s Knowledge, no third party is currently, or in the past two (2) years has been, infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(c) All officers, directors, employees, and independent contractors (to the extent any such independent contractor had access to Intellectual Property of the Company Group) of the Company Group (and their respective Affiliates) have assigned to the Company Group ownership of all material Intellectual Property arising from the services performed for the Company Group by such Persons (or such ownership vested in the Company Group by operation of Law). No current or former officers, employees or independent contractors of the Company Group have claimed in writing any ownership interest in any material Intellectual Property owned by the Company Group. To the Knowledge of the Company, there has been no material violation of the Company Group’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company Group. Each member of the Company Group has taken reasonable security measures designed to protect the secrecy, confidentiality, and value of the Company IP.

(d) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including Personal Information) in the possession of a Company Group member, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each member of the Company Group has complied in all material respects with its own privacy policies and guidelines, if any, each with respect to the Company Group’s collection, processing, and use of Personal Information.

(e) The consummation of any of the transactions contemplated by this Agreement will not result in any acceleration of any payments with respect to any material Intellectual Property licensed to the Company Group under a Company IP License, except as would not reasonably expected to be, individually or in the aggregate, material to the Company Group, taken as a whole. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company Group’s rights, except as would not reasonably expected to be, individually or in the aggregate, material to the Company Group, taken as a whole, under Company IP Licenses to the same extent that the Company Group would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional material amounts or consideration other than ongoing fees, royalties or payments which the Company Group would otherwise be required to pay in the absence of such transactions.

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3.18 Tax Matters.

(a) Each member of the Company Group has or will have timely filed, or has caused or will have caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves have been established in the Company Financials.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened in writing against a Company Group member by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No member of the Company Group is currently being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is currently contemplated or currently pending. There are no claims, assessments, audits, examinations, investigations, or other Actions currently pending against a Company Group member in respect of any material Tax, and no Company Group member has been notified in writing of any proposed Tax claims or assessments against it that remains unpaid (other than, in each case, claims or assessments for which adequate reserves have been established in the Company Financials).

(d) There are no Liens with respect to any Taxes upon any of the Company Group’s Assets, other than Permitted Liens.

(e) No Company Group member has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Company Group member for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) No Company Group member has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g) No Company Group member has participated in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(h) No Company Group member has any Liability for the Taxes of another Person (other than another Company Group member) that is not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Company Group member is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Company Group member with respect to any Taxable period following the Closing Date.

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(i) No Company Group member has requested, is subject to or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any material amount of Taxes, nor is any such request outstanding.

(j) To the Knowledge of the Company, (i) no Company Group member is aware of any fact or circumstance that would reasonably be expected to prevent the qualification of the Intended Tax Treatment and (ii) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to the SPAC pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement, except for the uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

(k) The representations and warranties set forth in this Section 3.18 constitute the sole and exclusive representations and warranties of the Company Group regarding Tax matters.

3.19 Real Property. Schedule 3.19 contains a complete and accurate list of all leases, subleases and occupancy agreements and documents, including all amendments, to which the Company is party (collectively, the “Company Real Property Leases”). The Company has made available to the SPAC a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid and binding obligations of the member of the Company Group that is party thereto and, to the Knowledge of the Company, of each other party thereto, and are in all material respects enforceable in accordance with their terms and in full force and effect, subject to the Remedies Exception. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. With respect to each Company Real Property Leases, all material rents and additional rents and other sums, expenses and charges due thereunder have been paid, the lessee has been in peaceable possession since the commencement of the original term thereof and no material waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Company Group member or any other party under any of the Company Real Property Leases and to the Knowledge of the Company, no Company Group member has received written notice of any such condition there and there are no outstanding written claims of breach or indemnification or termination thereunder. No Company Group member owns or has ever owned any real property or any interest therein.

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3.20 Personal Property. Except as set forth on Schedule 3.21, each item of Personal Property which is currently owned, used or leased by a Company Group member with a book value or fair market value of greater than $250,000 (“Company Personal Property Leases”) are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the Business. The Company has provided to the SPAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid and binding obligations of the member of the Company Group that is party thereto and, to the Knowledge of the Company, of each other party thereto, and are in all material respects enforceable in accordance with their terms and in full force and effect, subject to the Remedies Exception. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Company Group member or any other party under any of the Company Personal Property Leases, and no Company Group member has received written notice of any such condition.

3.21 Title to Assets. Except as set forth on Schedule 3.21, each Company Group member has good and marketable title to, or a valid leasehold interest in, or right to use, all of its material tangible assets and properties, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the consolidated balance sheet of the Company as of the Balance Sheet Date. The material tangible assets of the Company Group constitute all of the material tangible assets that are used in the operation of the Business as it is now conducted or that are used or held by the Company Group for use in the operation of the Business.

3.22 Employee Matters.

(a) No Company Group member is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company Group, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees.

(b) Except as set forth in Schedule 3.22(b), each Company Group member (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, employee classification, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Company Group member, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business). Except as set forth in Schedule 3.22(b), to the Knowledge of the Company, there are no Actions pending or, to the Knowledge of any Company Group member, threatened in writing against a Company Group member brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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3.23 Employee Benefits.

(a) Schedule 3.23(a) sets forth a true, correct, and complete list of those employees designated by the Company Group as key personnel of the Company Group (the “Key Personnel”), setting forth the name and title for each such Person.

(b) Schedule 3.23(b) sets forth a true and complete list of each employee group or executive Benefit Plan (“Company Benefit Plan”) now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the SPAC or its counsel true and complete copies of all forms of the employment agreements used by the Company Group and each generally applicable employee handbook or policy statement of each Company Benefit Plan.

(c) To the Knowledge of the Company, (i) no current employee of the Company Group, in the ordinary course of his or her duties, has breached in any material aspect any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and (ii) no Key Personnel, in the ordinary course of his or her duties, has breached in any material aspect any obligation to any person in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such person.

(d) With respect to each Company Benefit Plan: (i) no Action is pending, or to the Company’s Knowledge, threatened in writing (other than routine claims for benefits arising in the ordinary course of administration); and (ii) all contributions and premiums due through the Closing Date have been made in all material respects or have been fully accrued in all material respects on the Company Financials, except as disclosed on Schedule 3.23(d).

3.24 Environmental Matters. Except as set forth in Schedule 3.24:

(a) Each Company Group member is, and in the two (2) year period immediately preceding the date of this Agreement has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing and complying in all material respects with all Permits required for the Business and its operations, and any construction of facilities or properties related thereto, by Environmental Laws (“Environmental Permits”), except where such non-compliance would not reasonably be expected to be material to the Company Group, taken as a whole. In the two (2) year period immediately preceding the date of this Agreement, no Action is pending or, to the Knowledge of the Company, threatened in writing to revoke, modify, or terminate any such Environmental Permit.

(b) In the two (2) year period immediately preceding the date of this Agreement, no Company Group member is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release of a Hazardous Material.

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(c) In the two (2) year period immediately preceding the date of this Agreement, no Action has been made or is pending, or to the Knowledge of the Company, threatened in writing against any Company Group member or any Company Group Asset alleging either or both that a Company Group member may be in material violation of any Environmental Law or Environmental Permit or may have any material administrative penalties or material Liability under any applicable Environmental Law.

(d) In the two (2) year period immediately preceding the date of this Agreement, no Company Group member has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws.

3.25 Transactions with Related Persons. Except as set forth on Schedule 3.25, there are no material Contracts between any Company Group member, on the one hand, and any Affiliate of any Company Group member, present director of any Company Group member, beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Company Ordinary Shares constituting, as of the date of this Agreement, more than 5% of the total number of Company Ordinary Shares on a fully diluted basis, calculated on the date of this Agreement (each of the foregoing, a “Related Person”), on the other hand, other than for (a) Contracts and arrangements related or incidental to any Related Person’s employment or retention as a director or other service provider by a Company Group member (including compensation, benefits and advancement or reimbursement of expenses), (b) loans to employees or other service providers of the Company Group member in the ordinary course of business consistent with applicable Company Group policies and arrangements related or incidental thereto and (c) Contracts relating to a Related Person’s status as a holder of Company Ordinary Shares.

3.26 Insurance. As of the date of this Agreement, the Company Group has the policies of property insurance in place listed on Schedule 3.26. Except as would not, individually or in the aggregate, be expected to be material to the Company Group, taken as a whole, all premiums due and payable under all such insurance policies have been timely paid and the Company Group is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy is legal, valid, binding, enforceable and in full force and effect. In the past three (3) years, no Company Group member has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change, or any change other than in the ordinary course of business, in the conditions of insurance, or any refusal to issue an insurance policy or non-renewal of a policy.

3.27 Top Suppliers. Schedule 3.27 lists, as of the date of this Agreement, (i) the ten (10) largest suppliers of goods or services to the Company Group by 2023 year to date expense (collectively, the “Top Suppliers”), and (ii) the top ten (10) customers of the Company Group by 2023 year to date revenue (collectively, the “Top Customers”). As of the date hereof, to the Knowledge of the Company, the relationships of each Company Group member with such suppliers are good commercial working relationships and no Top Supplier or Top Customer has indicated in writing that it intends to cancel, or otherwise terminate, any relationships with the Company Group, or to the Knowledge of the Company, as of the date of this Agreement, has become insolvent or subject to bankruptcy proceedings. As of the date of this Agreement, no Company Group member has any ongoing material dispute with any Top Supplier or Top Customer.

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3.28 Certain Business Practices. (a) During the past three (3) years, no Company Group member, nor to the Knowledge of the Company, any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made, offered, or promised to make or offer any payment, loan, or transfer of anything of value including any reward, advantage or benefit of any kind, (w) to or for the benefit of foreign or domestic government officials or employees, (x) as an inducement for a Person to do or omit to do any act in violation of a lawful duty, (y) for obtaining or retaining business for or with any Person, or (z) for otherwise securing any improper advantage; or (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment.

(b) Each member of the Company Group is currently and has been, in the past three (3) years, in material compliance with anti-money laundering laws, regulations, rules and guidelines by any Governmental Authority in any applicable jurisdiction, and no Action involving a Company Group with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) No Company Group member or to the Knowledge of the Company, any of their respective directors or officers or any other Representative acting on their behalf, is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Company Group member has in the past three (3) years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.29 Investment Company Act. No Company Group member is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

3.30 Brokers’ Fees. Except as set forth in Schedule 3.30, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any Company Group member in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

3.31 Independent Investigation. Notwithstanding anything contained in this Agreement, the Company and its respective Representatives, acknowledge and agree that the Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the SPAC, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the SPAC for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the SPAC set forth in Article IV of this Agreement (as modified by the SPAC Disclosure Schedules) and any bringdown of such representations and warranties in any certificate delivered to the Company pursuant hereto; and (b) it has not relied on, and neither the SPAC nor any of its Representatives have made, any representation or warranty as to the SPAC or this Agreement, except as expressly set forth in Article IV of this Agreement (as modified by the SPAC Disclosure Schedules).

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3.32 No Other Representations. Except for the representations and warranties expressly made by the Company in this Article III (as modified by the Company Disclosure Schedules) or as expressly set forth in a Transaction Document, no member of the Company Group nor any other Person on their behalf makes any express representation or warranty with respect to any of the Company Group, the Company Ordinary Shares, the Business, or the Transactions contemplated by this Agreement or any of the other Transaction Documents, and the Company hereby expressly disclaims any other representations or warranties, whether made by any Company Group member or any of their respective Representatives. Except for the representations and warranties expressly made by the Company in this Article III (as modified by the Company Disclosure Schedules) or in a Transaction Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the SPAC or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the SPAC or any of its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the Business.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SPAC AND MERGER SUB

As an inducement to the Company to enter into this Agreement, except as otherwise disclosed or identified in the corresponding section or subsection of the SPAC Disclosure Schedule, the SPAC and Merger Sub hereby represent and warrant, jointly and severally, to the Company as follows:

4.1 Organization of the SPAC and Merger Sub.

(a) The SPAC has been duly incorporated and is validly existing and in good standing as a Cayman Islands exempted company and has all requisite power and authority to own, lease and operate its assets in the manner in which such assets are now owned, leased and operated and to conduct its business as it is now being conducted. The SPAC has made available to the Company true and complete copies of the Governing Documents of the SPAC. The SPAC is duly licensed or qualified and in good standing (or equivalent status as applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified or in good standing (or equivalent status as applicable).

(b) Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a wholly owned Subsidiary of the SPAC. The copies of the Governing Documents of Merger Sub which were previously furnished or made available to the Company are true and complete copies of such documents as in effect on the date of this Agreement.

4.2 Due Authorization.

(a) Each of the SPAC and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and (subject to the receipt of the Consents described in Section 4.4, the SPAC Shareholder Approval) to consummate the Transactions. The execution and delivery by each of the SPAC and Merger Sub of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time and the consummation by each of the SPAC and Merger Sub of the Transactions (other than the authorization, filing and registration of the Plan of Merger, the change of name of the SPAC, the change of directors of SPAC in accordance with Section 2.5(a) and the A&R Memorandum and Articles of Association) have been duly and validly authorized and approved by all necessary and proper corporate action on its part, and, except for the SPAC Shareholder Approval, the authorization, filing and registration of the Plan of Merger, the change of name of the SPAC, the change of directors of SPAC in accordance with Section 2.5(a) and the A&R Memorandum and Articles of Association), no other corporate action on the part of the SPAC or Merger Sub is necessary to authorize this Agreement or the Transaction Documents to which it is or will be a party at the Effective Time. Additionally, the SPAC has determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Account not including deferred underwriting discounts and commissions. Each of this Agreement and the Transaction Documents to which it is or will be a party at the Effective Time has been, or when executed and delivered will be, duly and validly executed and delivered by the SPAC and (assuming that this Agreement or such other applicable Transaction Documents to which the Company is or will be a party at the Effective Time constitutes a legal, valid and binding obligation of the Company) constitutes or will constitute a legal, valid and binding obligation of the SPAC and Merger Sub (as applicable), enforceable against the SPAC and Merger Sub (as applicable) in accordance with its terms, subject to the Remedies Exception.

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(b) Assuming that a quorum (as determined pursuant to the SPAC’s Governing Documents) is present:

(i) each of those Transaction Proposals identified in clauses (A), (B) and (I) of Section 5.4(e)(ii) shall require approval by a special resolution under the Cayman Companies Act (being the affirmative vote of the holders of at least two-thirds of such members as, being entitled to do so, vote in person or by proxy at the SPAC Shareholders Meeting);

(ii) each of those Transaction Proposals identified in clauses (C), (D), and (E), of Section 5.4(e)(ii), in each case, shall require approval by an ordinary resolution (being the affirmative vote of the holders of a majority of such members as, being entitled to do so, vote in person or by proxy at the SPAC Shareholders Meeting); and

(iii) each of those Transaction Proposals identified in clauses (F), (G) and (H), of Section 5.4(e)(ii), in each case, shall require approval by the number of holders of the SPAC Ordinary Shares required to approve such Transaction Proposals under applicable Law and the Governing Documents of the SPAC.

(c) The foregoing votes are the only votes of any of the SPAC’s share capital necessary in connection with entry into this Agreement by the SPAC and Merger Sub and the consummation of the Transactions, including the Closing.

(d) At a meeting duly called and held, or by written resolutions of the SPAC Board signed by all directors of the SPAC in lieu of a meeting, the SPAC Board has unanimously approved the Transactions as a Business Combination.

4.3 Authorized Share Capital and Other Matters.

(a) As of the date of this Agreement, the authorized share capital of the SPAC is US$15,100, divided into (i) 150,000,000 SPAC Ordinary Shares, 8,140,000 of which are issued and outstanding as of the date of this Agreement, of which the ownership of the Sponsor and the directors, officers and five (5) percent equity holders of the SPAC is set forth in Schedule 4.3(a), and (ii) 1,000,000 preference shares of par value $0.0001 each, none of which has been issued or outstanding as of the date of this Agreement ((i) and (ii) collectively, the “SPAC Securities”). The foregoing represents all of the issued and outstanding SPAC Securities as of the date of this Agreement. All issued and outstanding SPAC Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC’s Governing Documents or any Contract to which the SPAC is a party or otherwise bound.

(b) As of the date of this Agreement, 6,370,000 SPAC Rights are issued and outstanding, of which the ownership of the Sponsor, and the directors, officers and five (5) percent equity holders of the SPAC are set forth in Schedule 4.3(b). All outstanding SPAC Rights have been or are (i) duly authorized and validly issued and constitute valid and binding obligations of the SPAC, enforceable against the SPAC in accordance with their terms, subject to the Remedies Exemption; (ii) offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) not subject to, nor have they been (or will be) issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the SPAC’s Governing Documents or any Contract to which the SPAC is a party or otherwise bound. Except for SPAC’s Governing Documents and this Agreement, there are no outstanding Contracts of the SPAC to repurchase, redeem or otherwise acquire any SPAC Securities. Subject to the terms of conditions of the Rights Agreement, at the Closing, each SPAC Right will automatically convert into two-tenths (2/10) of one SPAC Ordinary Share.

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(c) Except as disclosed in the SPAC SEC Filings, as set forth in Schedule 4.3(c), or as contemplated by this Agreement or the other documents contemplated hereby, the SPAC has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for the SPAC Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any SPAC Securities or the value of which is determined by reference to the SPAC Securities, and there are no Contracts of any kind which may obligate the SPAC to issue, purchase, redeem or otherwise acquire any of its SPAC Securities. the SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Ordinary Shares or any of the equity interests or other securities of the SPAC.

(d) Subject to obtaining the SPAC Shareholder Approval, the SPAC Ordinary Shares comprising the Merger Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase, option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the SPAC’s Governing Documents, or any Contract to which the SPAC is a party or otherwise bound.

(e) the SPAC has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any Interest or other interest or investment (whether equity or debt) in any Person, whether incorporated or unincorporated (each, an “Investment”). The SPAC is not party to any Contract that obligates the SPAC to invest money in, loan money to or make any capital contribution to any other Person.

4.4 Governmental Consents. No Consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of the SPAC or Merger Sub with respect to the SPAC’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the Transactions, except for or in compliance with (a) any Antitrust Laws; (b) the filing of the Plan of Merger and other related documents required by the Cayman Companies Act with the Cayman Registrar and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Cayman Companies Act; (c) the related filings in connection with the change of name of SPAC, the adoption of the A&R Memorandum and Articles of Association (including, the redesignation of SPAC Ordinary Shares) as required by the Cayman Companies Act; (d) the rules and regulations of NASDAQ; and (e) any applicable requirements of state securities or “blue sky” Laws, the Securities Act and the Exchange Act; and (f) Consents set forth on Schedule 4.4.

4.5 No Conflict. Subject to the receipt of the Consents described in Section 4.4 and the SPAC Shareholder Approval, the execution and delivery by each of the SPAC and Merger Sub of this Agreement and the other Transaction Documents to which it is or will be a party at the Effective Time and the consummation by the SPAC and Merger Sub of the Transactions do not and will not as of the Closing Date: (a) violate any provision of, or result in the material breach of, any Law applicable to the SPAC and Merger Sub, or by which any of their assets or properties is bound; (b) with or without lapse of time or the giving of notice or both, require a Consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel any SPAC Material Contract; (c) result in the creation of any Lien upon any of the properties or assets of the SPAC or Merger Sub; or (d) violate any provision of the Governing Documents of the SPAC, or Merger Sub, except, in the case of clauses (a) and (b), to the extent that such conflicts, breaches, defaults or other matters would not materially and adversely affect the ability of the SPAC and Merger Sub to carry out their respective obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents.

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4.6 Internal Controls; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of the SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the SPAC, including its consolidated Subsidiaries, if any, is made known to the SPAC’s principal executive officer and its principal financial officer by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the SPAC’s Knowledge, such disclosure controls and procedures are effective in timely alerting the SPAC’s principal executive officer and principal financial officer to material information required to be included in the SPAC’s periodic reports required under the Exchange Act. The SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are designed to and, to the SPAC’s Knowledge, are sufficient to provide, reasonable assurance regarding the reliability of the SPAC’s financial reporting and the preparation of the SPAC’s financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the SPAC maintains records that in reasonable detail fairly reflect, in all material respects, its transactions and dispositions of assets of the SPAC; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the SPAC Board; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. the SPAC has not received written notice from any Governmental Authority or Person alleging, and to the SPAC’s Knowledge there have been no, significant deficiencies or material weakness in the SPAC’s internal control over financial reporting (whether or not remediated). Since September 30, 2023, there has been no change in the SPAC’s control over financial reporting that has materially affected, or is reasonably likely to materially affect, the SPAC’s internal control over financial reporting.

(b) As of the date hereof, each director and executive officer of the SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. The SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(c) The financial statements and notes contained or incorporated by reference in the SPAC SEC Filings (the “SPAC Financial Statements”) accurately and fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of the SPAC as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP; and (ii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. the SPAC has no off-balance sheet arrangements (as defined by Regulation S-K) that are not disclosed in the SPAC SEC Filings. No financial statements other than those of the SPAC are required by GAAP to be included in the SPAC Financial Statements.

(d) There are no outstanding loans or other extensions of credit made by the SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the SPAC. The SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither the SPAC (including any employee thereof) nor the SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the SPAC, (ii) any actual and intentional fraud, whether or not material, that involves the SPAC’s management or other employees who have a role in the preparation of the SPAC Financial Statements or the internal accounting controls utilized by the SPAC or (iii) any claim or allegation regarding any of the foregoing.

4.7 No Undisclosed Liabilities. Except for the SPAC Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against the SPAC or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in the SPAC SEC Filings, (ii) that have arisen since the date of the most recent balance sheet in the ordinary course of business of the SPAC and Merger Sub, or (iii) which, individually or in the aggregate, would not be, or would not reasonably be expected to be, material to the SPAC.

4.8 Litigation and Proceedings. As of the date of this Agreement, there are no pending or, to the Knowledge of the SPAC, threatened Actions against the SPAC or Merger Sub, their respective properties or assets, or, to the Knowledge of the SPAC, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there are no investigations or other inquiries pending or, to the Knowledge of the SPAC, threatened by any Governmental Authority, against the SPAC or Merger Sub, their respective properties or assets, or, to the Knowledge of the SPAC, any of their respective directors, managers, officers or employees (in their capacity as such). As of the date of this Agreement, there is no outstanding Order imposed upon the SPAC or Merger Sub, nor are any assets of the SPAC or Merger Sub’s respective businesses bound or subject to any Order the violation of which would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. From their respective dates of inception to the date of this Agreement, the SPAC and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

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4.9 Tax Matters.

(a) The SPAC has filed or will have timely filed, or has caused or will have caused to be timely filed, all income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves have been established in the Company Financials.

(b) There is no Action currently pending or, to the Knowledge of the SPAC, threatened in writing against the SPAC by a Governmental Authority in a jurisdiction where the SPAC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The SPAC is currently not being audited by any Tax authority and has not been notified in writing by any Tax authority that any such audit is currently contemplated or currently pending. There are no claims, assessments, audits, examinations, investigations, or other Actions currently pending against the SPAC in respect of any material Tax, and the SPAC has not been notified in writing of any proposed Tax claims or assessments against it that remains unpaid (other than, in each case, claims or assessments for which adequate reserves have been established in the SPAC Financials).

(d) There are no Liens with respect to any Taxes upon any of the SPAC’s assets, other than Permitted Liens.

(e) The SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(f) The SPAC has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(g) The SPAC has not participated in any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(h) The SPAC has no Liability for the Taxes of another Person (other than Merger Sub) that is not adequately reflected in the SPAC Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the SPAC with respect to any period following the Closing Date.

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(i) The SPAC has not requested, nor is subject to or bound by, any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any material amount of Taxes, nor is any such request outstanding.

(j) To the Knowledge of the SPAC, there is no fact or circumstance that would reasonably be expected to prevent the qualification of the Intended Tax Treatment and (B) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to the SPAC pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement.

(k) Merger Sub was formed solely for the purpose of engaging in the Merger, and does not have any assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger; and

(l) The representations and warranties set forth in this Section 4.9 constitute the sole and exclusive representations and warranties of the SPAC and Merger Sub regarding Tax matters.

4.10 Real Property; Personal Property. Neither the SPAC nor Merger Sub owns or leases any real property or personal property.

4.11 Intellectual Property. Neither the SPAC nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any Intellectual Property.

4.12 Employees; Employee Benefit Plans.

(a) Other than any officers or as described in the SPAC SEC Filings, SPAC and Merger Sub do not have and have never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by the SPAC’s officers and directors in connection with activities on the SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by the SPAC outside of the Trust Account, neither the SPAC nor Merger Sub has any unsatisfied material liability with respect to any employee.

(b) Other than as contemplated by this Agreement, SPAC and Merger Sub do not currently, and do not plan or have any commitment to, maintain, sponsor, contribute to or have any direct liability under any Benefit Plan.

4.13 Absence of Changes. As of the date of this Agreement, except as set forth in Schedule 4.13, the SPAC has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company Group and the negotiation and execution of this Agreement) and related activities and (b) since September 30, 2023, not been subject to a SPAC Material Adverse Effect.

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4.14 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which the SPAC or Merger Sub would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by the SPAC or Merger Sub.

4.15 SEC Filings. The SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the Knowledge of the SPAC, none of the SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

4.16 Trust Account. As of the date of this Agreement, the SPAC has at least $63,161,300 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of October 13, 2022, between the SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement has not been amended or modified, other than in relation to any SPAC Share Redemptions, and is valid and in full force and effect and is enforceable in accordance with its terms, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or that would entitle any Person (other than the SPAC Shareholders holding SPAC Ordinary Shares sold in the IPO who shall have elected to redeem their SPAC Ordinary Shares pursuant to the SPAC’s Governing Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than (i) to pay Taxes, (ii) to make payments with respect to all SPAC Share Redemptions or (iii) to commence liquidation in accordance with and as required by the Trust Agreement (taking into account any amendments to the Trust Agreement providing for a longer period of time before the Trust Account is required to be liquidated, including, as applicable, the Second Extension, Third Extension, and Fourth Extension). There are no Actions pending or, to the Knowledge of the SPAC, threatened with respect to the Trust Account. The SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, as it may be amended in accordance with the terms of this Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of the SPAC to dissolve or liquidate pursuant to the SPAC’s Governing Documents shall terminate, and as of the Effective Time, the SPAC shall have no obligation whatsoever pursuant to the SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the SPAC’s Knowledge, as of the date hereof, following the Effective Time, no shareholder of the SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder of the SPAC is exercising a SPAC Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder and under the other Transaction Documents, neither the SPAC or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the SPAC and Merger Sub on the Closing Date.

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4.17 Investment Company Act; JOBS Act. The SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. The SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.18 Indebtedness. Schedule 4.18 sets forth the principal amount of all of the outstanding indebtedness, as of the date hereof, of the SPAC and Merger Sub.

4.19 Stock Market Quotation. As of the date hereof, the SPAC Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ under the symbol “TMTC”. As of the date hereof, the SPAC Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “TMTCR.” As of the date hereof, the SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “TMTCU.” There is no Action, Order, or proceeding pending or, to the Knowledge of the SPAC, threatened against the SPAC by NASDAQ or the SEC with respect to any intention by such entity to deregister the SPAC Ordinary Shares or SPAC Rights or terminate the listing of SPAC Ordinary Shares or SPAC Rights on NASDAQ, (ii) none of the SPAC, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the SPAC Ordinary Shares or SPAC Rights under the Exchange Act except as contemplated by this Agreement, and (iii) the SPAC has not received written notice from any Governmental Authority or Person alleging any non-compliance with the applicable listing and corporate governance rules and regulations of NASDAQ. As of the date hereof, to the Knowledge of the SPAC, the SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

4.20 Business Activities.

(a) Since formation, neither the SPAC nor Merger Sub have conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC’s Governing Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions and thereby, there is no agreement, commitment, or Order binding upon the SPAC or Merger Sub or to which the SPAC or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the SPAC or Merger Sub or any acquisition of property by the SPAC or Merger Sub or the conduct of business by the SPAC or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects which have not been and would not reasonably be expected to materially and adversely affect the SPAC.

(b) Except for Merger Sub and the Transactions, the SPAC does not own or have a right to acquire, directly or indirectly, any Investment in any corporation, partnership, joint venture, business, trust or other Entity. Except for this Agreement and the Transaction Documents and the Transactions contemplated hereby and thereby, the SPAC has no material interests, rights, obligations or Liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the Transactions, Merger Sub does not own or have a right to acquire, directly or indirectly, any Investment in any corporation, partnership, joint venture, business, trust or other Entity.

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(c) Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than incident to the Transactions and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Transaction Documents and the other documents and Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) Schedule 4.20 lists all material Contracts, oral or written to which the SPAC or Merger Sub is a party or by which the SPAC’s or Merger Sub’s assets are bound as of the date hereof, other than those Contracts that are included in the SPAC SEC Filings and are available in full without redaction on the SEC’s EDGAR database.

(e) Except as set forth on Schedule 4.20 or in the SPAC SEC Filings, there are no Contracts, transactions, arrangements or understandings (i) between the SPAC or Merger Sub, on the one hand, and the Sponsor, any Affiliate of the Sponsor, any Affiliate of the SPAC or Merger Sub, or any director, officer, employee, or beneficial shareholder of the SPAC or the Merger Sub, on the other hand, or (ii) between any owner of the SPAC Ordinary Shares issued prior to the SPAC’s initial public offering, or an Affiliate thereof, and any other Person relating to the transfer of such SPAC Ordinary Shares.

4.21 Independent Investigation. Notwithstanding anything contained in this Agreement, each of the SPAC, Merger Sub and their respective Representatives, acknowledge and agree that they have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Each of the SPAC and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article III of this Agreement (as modified by the Company Disclosure Schedules) and the bringdown of such representations and warranties in any certificate delivered to the SPAC pursuant hereto; and (b) it has not relied on, and neither the Company, Merger Sub nor any of their respective Representatives have made, any representation or warranty as to the SPAC or this Agreement, except as expressly set forth in Article III of this Agreement (as modified by the Company Disclosure Schedules).

4.22 No Other Representations and Warranties.

(a) Except for the representations and warranties expressly made by the SPAC and Merger Sub in this Article IV (as modified by the SPAC Disclosure Schedules) or as expressly set forth in a Transaction Document, neither the SPAC, Merger Sub nor any other Person on their behalf makes any express representation or warranty with respect to the SPAC, Merger Sub or the Transactions contemplated by this Agreement or any of the other Transaction Documents, and the SPAC and Merger Sub hereby expressly disclaims any other representations or warranties, whether made by SPAC, Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by the SPAC and Merger Sub in this Article IV (as modified by the SPAC Disclosure Schedules) or in a Transaction Document, the SPAC and Merger Sub hereby expressly disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of the SPAC).

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(b) Each of the SPAC and Merger Sub acknowledges that it is not relying on, and that the Company and its Affiliates have not made, any representation or warranty except as specifically set forth in Article III (as modified by the Company Disclosure Schedules).

Article V

COVENANTS

5.1 Conduct of Business by the SPAC and Merger Sub Pending the Merger.

(a) From the date hereof and prior to the Effective Time (or the earlier termination of this Agreement) (the “Interim Period”), except as (i) required or otherwise expressly contemplated by this Agreement (including as set forth in Schedule 5.1) or the Transaction Documents, (ii) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied) or (iii) as required by applicable Law, Order or other directive by a Governmental Authority (including any COVID-19 Measures), the SPAC shall, and shall cause its Subsidiaries, including Merger Sub, as applicable, to, conduct its operations in the ordinary course of business in all material respects. During the Interim Period, the SPAC shall, and shall cause its Subsidiaries, including Merger Sub, to comply with, and continue performing under, as applicable, the Governing Documents of the SPAC, the Trust Agreement and all other agreements or Contracts to which the SPAC or its Subsidiaries may be a party. In addition to, and not in limitation of, the restrictions set forth in this Section 5.1, from the date hereof through the Effective Time, the SPAC shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a NASDAQ-listed special purpose acquisition company pending the completion of the Transactions contemplated hereby.

(b) Without limiting the generality of Section 5.1(a), during the Interim Period, except as (x) required or otherwise expressly contemplated by this Agreement, the Transaction Documents, (y) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied, other than with respect to subsections (b)(i), (ii), (iv), and (vi), with respect to which consent may be withheld at the Company’s sole discretion) or (z) as required by applicable Law, Order or other directive by a Governmental Authority (including any COVID-19 Measures), the SPAC shall not, and shall cause its Subsidiaries, including Merger Sub, as applicable, not to:

(i) seek any approval from the SPAC Shareholders to amend, modify, restate, waive, rescind or otherwise change the Trust Agreement or the Governing Documents of the SPAC or Merger Sub (other than as contemplated by the Transaction Proposals, the extensions provided for under Section 5.15, and any SPAC Share Redemptions);

(ii) (A) make or declare any dividend or distribution to the SPAC Shareholders or make any other distributions in respect of any of the SPAC’s equity interests or Merger Sub capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of the SPAC’s equity interests or Merger Sub capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of the SPAC or Merger Sub, other than a redemption of SPAC Ordinary Shares made as part of the SPAC Share Redemptions;

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(iii) (A) make, change or revoke any Tax election or (B) settle or compromise any Tax liability;

(iv) amend the Trust Agreement or any other agreement related to the Trust Account (other than in relation to the extensions provided for under Section 5.15 and any SPAC Share Redemptions), or enter into, renew or amend in any material respect, any transaction or Contract with the Sponsor or an Affiliate of the Sponsor, solely to the extent such transaction or Contract directly relates, or would relate, to the Transactions or any Transaction Document;

(v) incur or assume any indebtedness or Liability or guarantee any indebtedness or Liability of another Person (other than indebtedness that is incurred by the SPAC or Merger Sub as Transaction Expenses or in relation to the extensions provided for under Section 5.15), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness;

(vi) (A) issue any SPAC Securities or securities exercisable for or convertible into SPAC Securities, other than issuances or redesignations contemplated by the Transactions, (B) grant any options, warrants or other equity-based awards with respect to SPAC Securities not outstanding on the date hereof or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Right or the Rights Agreement;

(vii) grant or provide any change-in-control, severance, termination, retention, success-based payment, or other payments or benefits to any employee of or consultant to the SPAC; or

(viii) enter into any agreement to do any action prohibited under this Section 5.1.

5.2 Conduct of the Company and the Business Pending the Merger.

(a) During the Interim Period, except (i) as required or otherwise expressly contemplated by this Agreement (including as set forth in Schedule 5.2) or the Transaction Documents, (ii) as consented to by the SPAC in writing (which consent shall not be unreasonably withheld, conditioned or delayed other than with respect to Section 5.2(b)(vi) below, with respect to which consent may be withheld at the SPAC’s sole discretion), or (iii) as required by applicable Law, Order or other directive by a Governmental Authority (including, any COVID-19 Measures), the Company Group shall (x) use commercially reasonable efforts to conduct the Business in the ordinary course of business and consistent with past practices in all material respects, (y) use commercially reasonable efforts to manage the Business’ working capital and maintain the books and records related to the Business consistent with past practice and (z) use commercially reasonable efforts to maintain their respective relations and goodwill with all material suppliers, material customers and other material commercial counterparties and Governmental Authorities.

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(b) Without limiting the generality of Section 5.2(a), during the Interim Period, except as (A) required or contemplated by this Agreement (including as set forth in Schedule 5.2) or the Transaction Documents, (B) as consented to by the SPAC in writing (which consent shall not be unreasonably withheld, conditioned or delayed other than with respect to Section 5.2(b)(vi) below, with respect to which consent may be withheld at the SPAC’s sole discretion) or (C) as required by applicable Law, Order or other directive by a Governmental Authority (including any COVID-19 Measures), the Company Group shall not:

(i) amend, modify, restate, waive, rescind or otherwise change the Governing Documents of the Company Group;

(ii) (A) split, combine, subdivide, reduce, or reclassify shares of capital stock of the Company Group or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock of the Company Group, or (B) redeem, repurchase or otherwise acquire shares of capital stock of the Company Group (including any securities convertible or exchangeable into shares of capital stock of the Company Group);

(iii) issue, sell, pledge, dispose of, grant, transfer or encumber, any shares of capital stock of the Company Group or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock in the Company Group, or any options, warrants, stock units, or other rights of any kind to acquire any shares of capital stock or other Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance rights, in each case, of a member of the Company Group, other than the issuance of capital stock or other Interests upon the exercise, vesting or settlement of any equity awards of the Company outstanding as of the date hereof and, in each case, in accordance with their respective terms as in effect as of the date hereof;

(iv) sell, assign, transfer, convey, lease, license, abandon, mortgage, pledge or permit any Lien on (other than a Permitted Lien) or otherwise dispose of any material Company Group Assets (excluding Intellectual Property, which is the subject of Section 5.2(b)(v) below), other than (i) the sale or license of goods and services to customers in the ordinary course of business, (ii) the sale or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or otherwise warranted in the ordinary course of business, or (iii) transactions among the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

(v) purchase, sell, license, sublicense, lease, pledge, covenant not to assert, assign, transfer, abandon, cancel, let lapse or expire, or otherwise dispose, transfer or grant any other rights in or with respect to any Company IP or Company Registered IP, other than grants of non-exclusive licenses of Intellectual Property to customers in the ordinary course of business;

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(vi) merge, combine or consolidate (pursuant to a plan of merger or otherwise) the Company Group with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company Group;

(vii) repurchase, repay, prepay, refinance or incur any indebtedness for borrowed money, issue any debt securities, engage in any securitization transactions or similar arrangements or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money other than in the ordinary course of business;

(viii) make any material loans, material capital contributions or material investments in, or advances of money to, in each case, in excess of $250,000 individually or $500,000 in the aggregate, any Person, in each case, except for (A) advances to employees or officers of the Company Group for expenses incurred in the ordinary course of business consistent with past practice or (B) extended payment terms for customers in the ordinary course of business consistent with past practice;

(ix) (A) amend or modify in any material respect, terminate (excluding any expiration in accordance with its terms), or waive any material right, benefit or remedy under, any Company Material Contract, or (B) enter into any Contract (other than in the ordinary course of business) that if entered into prior to the date hereof would be required to be listed on Schedule 3.17, in each case other than in the ordinary course of business consistent with past practice;

(x) except as contemplated by the Transaction Documents or Contract or Benefit Plan in effect as of the date hereof, grant or provide any change-in-control, severance, termination, retention or similar payments or benefits to any employee of or consultant to the Company Group;

(xi) hire or engage, or make an offer to hire or engage, any officer, employee, service provider or individual independent contractor of the Company Group whose annual base pay exceeds $250,000;

(xii) except as required by U.S. GAAP, make any change to any financial accounting principles, methods or practices of the Company Group or with respect to the Business;

(xiii) waive, release, settle, compromise or otherwise resolve any Action, litigation or other proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xiv) (A) make any Tax election or change or revoke any Tax election in respect of the Business, or (B) settle or compromise any Tax Liability for which the Company Group or the Business would be responsible post-Closing;

(xv) make or commit to make any capital expenditures, on an annualized basis, in the aggregate, in excess of $500,000, in the aggregate;

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(xvi) enter into any collective bargaining agreement or other similar Contract with a labor union, works’ council, employee representative body or labor organization;

(xvii) terminate without replacement or fail to use best efforts to maintain any Company Permit;

(xviii) (A) limit the right of the Company Group to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the Business; or

(xix) authorize or enter into any Contract to do any of the foregoing or otherwise agree or make any commitment to do any of the foregoing.

5.3 Tax Matters.

(a) From and after the date of this Agreement and until the Effective Time, each Party shall use its commercially reasonable efforts to ensure that the Merger will qualify for the Intended Tax Treatment. Following the Effective Time, none of the Company, the SPAC or any of their respective Affiliates shall take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(b) At and after the Effective Time, each of the SPAC and the Surviving Company covenants and agrees that it will maintain all books and records and file all federal, state, and local income Tax Returns and schedules thereto of the SPAC, the Surviving Company, and Merger Sub in a manner consistent with the Merger being qualified as a reorganization and nontaxable exchange under Section 368(a) of the Code (and comparable provisions of any applicable state or local Tax laws) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.4 Preparation of the SPAC Registration Statement and Proxy Statement; the SPAC Shareholders Meeting.

(a) As promptly as practicable after the execution of this Agreement to the extent such filings are required by Law in connection with the transactions contemplated by this Agreement: (i) the SPAC and the Company shall jointly prepare and the SPAC shall file with the SEC the SPAC Registration Statement; (ii) the SPAC and the Company shall jointly prepare and the SPAC shall file with the SEC the Proxy Statement (which Proxy Statement shall form a part of the SPAC Registration Statement); and (iv) the Parties shall jointly prepare and cause to be filed such other filings required under applicable securities Laws in connection with the Transactions.

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(b) Each of the SPAC and the Company shall use its reasonable best efforts to have the SPAC Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and after the delivery of any financial statements pursuant to Section 5.14(b) that are required to be included in the SPAC Registration Statement, and to keep such registration statement effective for as long as is necessary to consummate the Transactions, and, prior to the effective date of the SPAC Registration Statement, each of the SPAC and the Company shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable securities Laws in connection with the issuance of SPAC Class A and Class B Ordinary Shares pursuant to the Merger. As promptly as practicable after the SPAC Registration Statement shall have become effective, the SPAC shall cause the Proxy Statement to be mailed or made available to the SPAC’s shareholders and the final prospectus contained in the Registration Statement to the Shareholders pursuant to applicable Law. No filing of, or amendment or supplement to, the SPAC Registration Statement or the Proxy Statement will be made by the SPAC without the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, or without providing the Company with a reasonable opportunity to review and comment thereon (and such comments shall be reasonably considered by SPAC in good faith). The SPAC will use its commercially reasonable efforts to cause the SPAC Registration Statement to comply in all material respects with the applicable requirements of U.S. federal securities Laws.

(c) Each of the SPAC and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the SPAC Registration Statement will, at the time filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, or (B) the Proxy Statement will, at the date it is first mailed or made available to the SPAC’s shareholders and at the time of the SPAC Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) If, at any time prior to the Effective Time, any information relating to the SPAC, the Company or the Company Group, or any of their respective Affiliates, directors or officers, should be discovered by the SPAC or the Company which should be set forth in an amendment or supplement to the SPAC Registration Statement or the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, and, to the extent required by Law, disseminated to the shareholders of the SPAC. The SPAC shall notify the Company promptly of the time when the SPAC Registration Statement has become effective and of the issuance of any stop order or suspension of the qualification of the SPAC Class A and Class B Ordinary Shares issuable pursuant to the Merger for offering or sale in any jurisdiction. The SPAC agrees to provide the Company and its counsel promptly with copies of any written comments or requests for amendments or supplements, and shall promptly inform the Company of any oral comments or requests for amendments or supplements, that the SPAC or its counsel may receive from time to time from the SEC with respect to the SPAC Registration Statement or the Proxy Statement promptly after receipt of such comments or requests, and shall provide the Company with copies or summaries of any written or oral responses or correspondence between it or its Affiliates and the SEC related thereto. The Company and its counsel shall be given a reasonable opportunity to review in advance any such written responses and to participate in any discussions or oral material communications with the SEC, and the SPAC shall reasonably consider in good faith the additions, deletions, comments or changes suggested thereto by the Company and its counsel, and shall not submit any such responses without the Company’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

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(e) The SPAC Shareholders Meeting.

(i) The SPAC shall call, give notice of, convene and hold a general meeting (the “SPAC Shareholders Meeting”) in accordance with the SPAC’s Governing Documents and applicable Law as promptly as reasonably practicable following the date on which the SPAC Registration Statement is declared effective, and in any case, no later than twenty (20) Business Days thereafter, for the purpose of obtaining the SPAC Shareholder Approval; provided, that subject to the requirements of any applicable Law, the SPAC may (and, in the case of clause (C) on up to two (2) occasions upon the reasonable request of the Company (and for no more than five (5) Business Days each), shall) postpone or adjourn the SPAC Shareholders Meeting (A) if a quorum has not been established; (B) after consultation with the Company, to allow reasonable additional time for the filing and mailing of any supplement or amendment to the Proxy Statement as may be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the SPAC’s shareholders sufficiently in advance of the SPAC Shareholders Meeting; (C) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite SPAC Shareholder Approval would not otherwise be obtained or the Transactions would not otherwise be able to be consummated; (D) after consultation with the Company, if otherwise required by applicable Law; or (E) with the prior written consent of the Company; provided, that the SPAC Shareholders’ Meeting will not be adjourned to a date that is more than thirty (30) days after the date for which the SPAC Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law). The SPAC shall advise the Company upon request each day during each of the last five (5) Business Days prior to the date of the SPAC Shareholders Meeting as to the aggregate tally of proxies received by the SPAC with respect to the SPAC Shareholder Approval and at additional times upon the reasonable request of the Company. The SPAC agrees that it shall provide the holders of SPAC Ordinary Shares the opportunity to elect redemption of such SPAC Ordinary Shares in connection with the SPAC Shareholders’ Meeting, as required by the SPAC’s Governing Documents.

(ii) Subject to Section 5.4(e)(iii), the SPAC, through the SPAC Board, shall unanimously recommend to its shareholders (A) amendment and restatement of the SPAC’s existing Governing Documents in connection with the Merger and the change of the SPAC’s name to a name that is mutually agreeable to the SPAC and the Company, (B) adoption and approval of this Agreement, the Transaction Documents and the Transactions contemplated hereby and thereby, in each case, in accordance with applicable Law and exchange rules and regulations, (C) approval of the issuance of SPAC Class A Ordinary Shares in connection with the Merger and the PIPE Investment, (D) approval of the adoption by the SPAC of an incentive equity plan with a share reserve equal to 15% of the sum of (i) the issued and outstanding shares of the SPAC immediately following the Effective Time and (ii) the shares of the SPAC subject to issuance upon exercise of the Assumed Warrants immediately following the Effective Time, with customary evergreen provisions (“Equity Incentive Plan”), (E) election of directors to the SPAC Board effective as of the Closing as contemplated by this Agreement, (F) adoption and approval of any other proposals as the SEC (or staff thereof) may indicate are necessary in its comments to the Proxy Statement or the SPAC Registration Statement or correspondence related thereto, (G) adoption and approval of any other proposals as reasonably agreed by the SPAC and the Company to be necessary or appropriate in connection with the Transactions, (H) adjournment of the SPAC Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to constitute a quorum or approve and adopt any of the foregoing or if additional time is needed to consummate the Transactions, and (I) approval of the redesignation of SPAC Ordinary Shares into SPAC Class A Ordinary Shares and the designation of SPAC Class B Ordinary Shares, including the dual class voting rights as set forth in Section 2.5, (such proposals in (A) through (I), together, the “Transaction Proposals”), and include the SPAC Board approval of the Merger and Transactions and the recommendation that the Transactions Proposals be adopted by the SPAC Shareholders (the “SPAC Board Recommendation”) in the Proxy Statement. The SPAC shall use its commercially reasonable efforts to (1) solicit from its shareholders proxies in favor of the approval of the proposals required under the SPAC Shareholder Approval, and (2) take all other action necessary or advisable to secure the SPAC Shareholder Approval. Neither the SPAC Board nor any committee thereof shall withdraw, amend, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the Transaction Proposals.

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5.5 Reasonable Best Efforts. Each of the SPAC, the Company and their respective Subsidiaries shall use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other in doing, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents, as promptly as practicable and in any event prior to the Outside Date, including (i) the obtaining of all necessary actions or nonactions, waivers, Consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Authorities and the making of all necessary registrations and filings in connection therewith, and (ii) using its reasonable best efforts to obtain all necessary Consents, approvals or waivers from third parties, set forth on Schedule 5.5; provided, that in no event shall the Company, the SPAC or their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party for any Consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract.

5.6 Access to Information.

(a) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement, the Company and the SPAC shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s Representatives) reasonable access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, except that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company without the prior written consent of the Company; and (ii) furnish promptly to the other Party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the immediately preceding sentence, neither the Company nor the SPAC shall be required to provide access to or disclose information to the extent such party has been advised by legal counsel that the access or disclosure would (x) violate its obligations of confidentiality or similar legal restrictions with respect to such information, (y) jeopardize the protection of attorney-client privilege, or (z) contravene applicable Law (it being agreed that the Parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such inconsistency, conflict, jeopardy or contravention).

(b) The Parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any Party or its Representatives thereunder and hereunder. The Confidentiality Agreement shall survive any termination of this Agreement.

5.7 Exclusivity.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction and (ii) an “Alternative Transaction” means any of the following transactions involving the Company or the SPAC (other than the transactions contemplated by this Agreement): (x) any merger, acquisition consolidation, recapitalization, share exchange, business combination or other similar transaction, public investment or public offering; or (y) any sale, lease, exchange, transfer or other disposition of all or a material part of the assets of such Person (other than sales of inventory or obsolete equipment in the ordinary course) or any class or series of the capital stock, membership interests or other equity interests of the Company Group or the SPAC in a single transaction or series of transactions (other than any PIPE Financing).

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(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

5.8 Public Announcements; Required Information.

(a) Except (a) as otherwise expressly contemplated by this Agreement, and (b) for the separate or joint press releases to be issued by the Parties in the forms agreed by the Parties, neither the SPAC nor the Company will, and each of the SPAC and the Company will cause its Subsidiaries not to, issue, file or submit any Reviewable Document, except in compliance with Section 5.8(b). Notwithstanding the foregoing, to the extent such disclosure is required by applicable Law or the rules of any stock exchange, the Party seeking to make such disclosure will promptly notify the other Party thereof and the Party making such statement will use efforts reasonable under the circumstances to consult in good faith with the other Party thereto and comply with Section 5.8(b) prior to making such disclosure in order to allow a mutually agreeable release or announcement to be issued.

(b) In connection with the preparation of any press release or other statement made to the public, or any Form 8-K or any other statement, filing, notice, or application made by or on behalf of the SPAC or the Company to any Governmental Entity or other third party, in each case in connection with Merger and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, each of the SPAC and Company shall, upon request by the other, use commercially reasonable efforts (subject to applicable law and contractual restrictions) to furnish the other with all information concerning themselves, their Subsidiaries, and each of their and their Subsidiaries’ respective directors, officers, and stockholders (including the directors of the SPAC to be elected effective as of the Closing pursuant hereto) and such other matters as may be reasonably necessary or advisable in connection with the Reviewable Document. Each Party hereby agrees that all such information supplied by it shall, as of the date of the filing of the Reviewable Document, be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. At a reasonable time prior to the filing, issuance, or other submission or public disclosure of a Reviewable Document by the SPAC or the Company, the other Party shall be given a reasonable opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that if after having been given a reasonable opportunity to review and comment upon a Reviewable Document, such consent of the other Party has not been received by the date that such Reviewable Document is required to be filed with the applicable Governmental Entity, such consent shall be deemed to have been given. Each party shall accept and incorporate all reasonable comments from the other party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof. Furthermore, the SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to any comments from any Governmental Authority on any Reviewable Document. Any language included in a Reviewable Document that reflects the comments of the reviewing Party, as well as any text as to which the reviewing Party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing Party and may henceforth be used by other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing Party.

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5.9 Section 16 Matters. Prior to the Effective Time, each of the SPAC and the Company shall take all such steps as may be required (to the extent permitted by applicable Law) to cause any dispositions of the Company Ordinary Shares or acquisitions of SPAC Class A Ordinary Shares or SPAC Class B Ordinary Shares resulting from the Transactions, directly or indirectly, by each individual, if any, who is subject to Section 16(a) of the Exchange Act with respect to the SPAC as an officer or director thereof to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with (and to the extent permitted by) applicable SEC rules and regulations and interpretations of the SEC staff.

5.10 Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company Group, directly or indirectly, the right to control or direct the SPAC’s operations prior to the Effective Time. Nothing contained in this Agreement shall give the SPAC, directly or indirectly, the right to control or direct the operations of the Company Group prior to the Effective Time. Prior to the Effective Time, each of the Company and the SPAC shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

5.11 NASDAQ Listing. From the date hereof through the Effective Time, the SPAC shall use its commercially reasonable efforts to maintain the listing of the SPAC Ordinary Shares, SPAC Units, and SPAC Rights on NASDAQ and maintain all applicable initial and continuing listing requirements of NASDAQ. The SPAC shall prepare and submit to NASDAQ a listing application, if required under NASDAQ rules, covering the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares issuable in the Merger, and shall use its commercially reasonable best efforts to cause the SPAC Ordinary Shares issuable pursuant to the Transactions to be approved for listing on the NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Effective Time.

5.12 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover Law shall become applicable to the Transactions, the SPAC, Merger Sub and their respective boards of directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

5.13 Shareholder Approval. Concurrently with the execution of this Agreement, the Shareholder listed on Schedule A has entered in the Voting Agreement, pursuant to which it has agreed to approve and adopt this Agreement and the Transaction Documents and the Transactions, including the Merger (the “Company Shareholder Approval”) and deliver a copy of the Company Shareholder Approval to the SPAC.

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5.14 Financial Information.

(a) The Company shall, from the date hereof until the Closing Date, use its best efforts to prepare and deliver to the SPAC, (i) as promptly as reasonably practicable and no later than four (4) weeks after the date hereof the completed unaudited Company Financials (including any related notes thereto) and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the fiscal years then ended, (ii) prior to filing the SPAC Registration Statement, audited Company Financials (including any related notes thereto) and the related audited consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with PCAOB standards (the “Audited Company Financials”), (iii) as promptly as reasonably practicable and no later than (x) seventy-five (75) calendar days after the end of any fiscal quarter, or (y) one hundred and eighty days (180) after the end of any six-month period, as applicable, the unaudited, consolidated balance sheet of the Company as of the end of such fiscal period and the related unaudited, consolidated statements of income and cash flows of the Company for such fiscal period, together with comparable financial statements for the corresponding periods of the prior fiscal years, in each case, to the extent required to be included or incorporated by reference in the SPAC Registration Statement (including the Proxy Statement), (collectively, the “Subsequent Unaudited Financial Statements”) and (iv) if necessary, as promptly as reasonably practicable and no later than one-hundred (100) calendar days after the end of any fiscal year, the audited consolidated balance sheet of the Company as of the end of such fiscal year of the Company and the related audited consolidated statements of income and cash flows of the Company for such fiscal year, together with comparable financial statements for the prior fiscal years, in each case, to the extent required to be included or incorporated by reference in the SPAC Registration Statement (including the Proxy Statement) (collectively, and including the Audited Company Financials, the “Subsequent Audited Annual Financial Statements” and, together with the Subsequent Unaudited Financial Statements, the “Subsequent Period Financial Statements”). The Subsequent Period Financial Statements shall be prepared from the books and records of the Company Group and in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated in such statements and except that the unaudited statements may exclude the footnote disclosures and other presentation items required for U.S. GAAP and may exclude normal and immaterial year-end adjustments) and the applicable rules and regulations of the SEC, including the requirements of Regulation S-X. When delivered, the Subsequent Period Financial Statements shall present fairly in all material respects the financial position and results of operations of the Company Group as of the dates and for the periods shown therein (except that the unaudited statements may exclude the footnote disclosures and other presentation items required for U.S. GAAP and may exclude normal and immaterial year-end adjustments).

(b) During the Interim Period and from and after the Closing, the Company shall use its commercially reasonable efforts, in connection with the filing of any applicable SEC filings, to cooperate with the SPAC to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X.

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5.15 Extension; Payment of Extension Fees. The SPAC and the Sponsor may extend, in accordance with the terms of the Governing Documents of the SPAC and the Trust Agreement, the date by which the SPAC must consummate a Business Combination. In the event that it is determined by the SPAC that it is reasonably likely that the Merger will not be consummated by March 30, 2024, then the SPAC will extend the date in respect of which the SPAC must consummate a Business Combination for three (3) months, and the SPAC will continue to extend the time in respect of which it must consummate a Business Combination for the full period of time allowed the SPAC’s Governing Documents and the Trust Agreement (each, an “Extension”); provided, however, that the Company or an Affiliate thereof will pay fifty percent (50%) of each payment the Sponsor is required to deposit in the Trust Account in connection with an Extension (each, an “Extension Payment”) by wire transfer of immediately available funds to the Trust Account. Such Extension Payment shall be evidenced by a promissory note issued to the Company or such Affiliate thereof payable after the Effective Time in accordance with the terms thereof. In addition, the terms of the promissory note shall provide that, in the event of the termination of this Agreement in accordance with the terms of Section 8.1(a)-(c), (e) and (f), the promissory note shall be repaid upon the consummation by the SPAC of any other initial business combination, or upon dissolution and winding up of the SPAC from funds available outside the Trust Account, prior to any payments to the Sponsor out of such funds. The Sponsor will deposit into the Trust Account the remainder of the respective Extension Fees in excess of the Company’s portion of such respective Extension Payment. The Company’s obligation to pay a portion of the Extension Payment will terminate upon the termination of this Agreement in accordance with Article VIII, except that if the Company’s portion of an applicable Extension Payment is due but not yet paid at the time of such termination, the Company’s obligation to pay such amount will not terminate upon the termination of this Agreement.

5.16 Equity Incentive Plan. Prior to the Effective Time, the SPAC shall adopt and approve the Equity Incentive Plan.

5.17 Employment Agreements. The Key Personnel shall, as a condition to their continued employment with the Company Group, execute and deliver to the Company and the SPAC an employment agreement, which will contain non-solicitation and non-compete agreements, in substantially the form attached hereto as Exhibit D.

5.18 ODI Filings. The Company Group shall use its reasonable best efforts to assist the ODI Shareholders to complete their respective ODI Filings and receive the required Consent by the applicable Governmental Authority as soon as possible after the date hereof.

5.19 Future Issuance of Company Ordinary Shares. Immediately upon receipt of the required Consent to an ODI Shareholder’s ODI Filing, each ODI Shareholder shall exercise all of their Company Warrants for, and the Company shall issue to such Company Warrant holder, the number of Company Class A Ordinary Shares required to be issued pursuant to the Warrant Agreements.

5.20 PIPE Financing. As soon as practicable after the date hereof, the SPAC shall use its reasonable best efforts to enter into Subscription Agreements on terms approved by the Company with the PIPE Investors procured and approved by the Parties, for an aggregate amount of $15,000,000 in PIPE Financing. Simultaneous with entering into the Subscription Agreements, each PIPE Investor shall enter into a Registration Rights Agreement. The SPAC shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the PIPE Financing to be consummated on the terms set forth in the Subscription Agreements, including using its commercially reasonable efforts to (i) maintain in full force and effect the Subscription Agreements in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the PIPE Financing set forth in the Subscription Agreements that are applicable to the SPAC or any of its Subsidiaries and within the control of the SPAC or any of its Subsidiaries, (iii) comply on a timely basis with the SPAC’s obligations under the Subscription Agreements, (iv) cause the PIPE Investors to fund the PIPE Financing concurrently with or prior to the Closing and (v) enforce the SPAC’s rights under the Subscription Agreements.

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5.21 Indemnification and Directors’ and Officers’ Insurance. (a) From and after the Effective Time, the SPAC shall and shall cause the Surviving Company to indemnify and hold harmless each present and former director, officer and employee of the SPAC and the Company and each of their respective Subsidiaries (the “D&O Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, claims, damages or losses incurred in connection with any claim, Action or threatened Action, whether civil, criminal, administrative, investigative or otherwise, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the SPAC shall and shall cause the Surviving Company and each of its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time, (x) provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of D&O Indemnitees that are no less favorable to those Persons than the provisions of such Governing Documents of the SPAC and the Company as of the date of this Agreement, and (y) all rights to indemnification now existing in favor of the D&O Indemnitees in any indemnification agreements with the SPAC or the Company, as applicable, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) At or prior to the Effective Time, the SPAC shall obtain and fully pay the premium for a six (6) year director’s and officers’ liability insurance “tail” policy, covering those Persons who are covered by the SPAC’s and the Company’s current directors’ and officers’ liability insurance policies with respect to claims that are based upon or arising out of any actual or alleged act, error or omission committed, or allegedly committed, prior to the Effective Time, with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than their current policies; provided, however, that in no event shall the SPAC be required to pay more than 200% of the amount paid for such insurance in the last 12-month period prior to the date of this Agreement. In the event the aggregate premiums of such insurance coverage exceed such amount, the SPAC shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) For a period of six (6) years from the Effective Time, the SPAC shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the SPAC’s and the Company’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided that if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 5.21 shall be continued in respect of such claim until the final disposition thereof.

(d) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.21 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on the SPAC, the Surviving Company and all successors and assigns of the SPAC and the Surviving Company. In the event that the SPAC or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the SPAC or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.21.

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(e) The D&O Indemnitees are express third-party beneficiaries of this Section 5.21.

Article VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of the Company, the SPAC and Merger Sub to Effect the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company and the SPAC) at or prior to the Closing of the following conditions:

(a) (i) all Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated; and (ii) there shall not be in effect any voluntary agreement between the SPAC or the Company and any Governmental Authority pursuant to which the SPAC or the Company has agreed not to consummate the Transactions for any period of time;

(b) the SPAC Registration Statement shall have become effective in accordance with the Securities Act and shall not be the subject of any stop order by the SEC or actual or threatened proceedings by a Governmental Authority seeking such a stop order;

(c) the SPAC Shareholder Approval shall have been obtained;

(d) the Company Shareholder Approval shall have been obtained;

(e) no Governmental Authority of competent jurisdiction shall have enacted, issued or granted any Law (whether temporary, preliminary or permanent), in each case that is in effect and which has the effect of restraining, enjoining or prohibiting the consummation of the Transactions; and

(f) the SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the Company) at or prior to the Closing of the following additional conditions:

(a) The SPAC and Merger Sub shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;

(b) All representations and warranties made by the SPAC and Merger Sub set forth in Article IV (other than the representations and warranties referenced in the second sentence of this Section 6.2(b)), shall be true and correct (without giving effect to any limitation as to materiality or SPAC Material Adverse Effect or any other similar limitation set forth therein) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a SPAC Material Adverse Effect. The Fundamental Representations made by the SPAC shall be true and correct in all respects at and as of the date hereof and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

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(c) No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date;

(d) The SPAC shall have delivered to the Company the certificate referenced in Section 1.2(b)(ii) dated as of the Closing Date signed by an authorized officer of the SPAC certifying that each of the conditions set forth in Section 6.1(f) and Section 6.2(a), (b), (c), and (e) have been satisfied;

(e) The SPAC and Merger Sub shall have executed and delivered the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements thereunder required to be performed by them prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect;

(f) As of the Closing Date, the listing of the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares comprising the Merger Consideration shall have been approved by NASDAQ; and

(g) Other than those Persons identified as continuing directors on Schedule 2.5(a), all members of the SPAC Board and all executive officers of the SPAC shall have executed and delivered written resignation letters effective as of the Effective Time, and the directors designated by the Company shall have been appointed to the board of directors of the SPAC, effective as of the Closing.

6.3 Additional Conditions to the Obligations of the SPAC and Merger Sub. The obligation of the SPAC and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by the SPAC) at or prior to the Closing of the following additional conditions:

(a) The Company shall each have performed and complied in all material respects with the obligations, covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Effective Time;

(b) Other than the Fundamental Representations, the representations and warranties of the Company set forth in Article III, shall be true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect or any other similar limitation set forth therein) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect. The Fundamental Representations shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).;

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(c) No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date;

(d) The Company shall have delivered to the SPAC the certificate referenced in Section 1.2(a)(ii) dated as of the Closing Date signed by an authorized officer of the Company certifying that each of the conditions set forth in Section 6.3(a), (b), (c) and (e) have been satisfied; and

(e) The Company (or such other applicable Subsidiary of the Company) shall have executed and delivered each of the applicable Transaction Documents, and to the extent applicable, performed and complied with the obligations, covenants and agreements to be performed thereunder by them prior to the Effective Time in all material respects, and each such agreement shall be in full force and effect.

Article VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival. All representations and warranties of the Company contained in this Agreement shall survive the Closing and shall remain in full force and effect until and including the date that is twenty-four (24) months after the Closing Date; provided, that the representations and warranties set forth in Section 3.18 (Tax Matters) and Section 3.24 (Environmental Matters) shall survive until and including the date that is five (5) years after the Closing Date; and provided, further, that the right to make a claim with respect to the matters set forth in Schedule 7.2 shall survive the Closing until and including the date that is twenty-four (24) months after the Closing Date (the applicable expiration dates per the above are each an “Expiration Date”, and, collectively, the “Expiration Dates”). If a Claim Notice (as defined below) for a bona fide claim of a breach of any representation or warranty or with respect to the matters set forth in Schedule 7.2 has been given before the applicable Expiration Date, then the relevant representations and warranties, or right to make a claim, as applicable, shall survive as to such claim, until the claim has been finally resolved. All representations and warranties of the SPAC and Merger Sub contained in this Agreement shall terminate and expire upon the Closing (and after the Closing there shall be no liability in respect thereof). All covenants and agreements of the Parties contained in this Agreement shall terminate and expire upon the Closing (and there shall be no liability after the Closing in respect thereof); provided, however, that those covenants and agreements contained herein that by their terms expressly require performance after the Closing shall survive the Closing indefinitely or for the period explicitly specified therein, but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing.

7.2 Indemnification. Subject to the terms and conditions of this Article VII, from and after the Closing, the Shareholders listed on Schedule D and their successors and assigns (each, with respect to any claim made pursuant to this Article VII, an “Indemnifying Party”), will severally, but not jointly, solely to the extent of the Indemnification Shares (or cash in lieu thereof, at the election of the Indemnifying Parties, as set forth in Section 7.5), indemnify, and without duplication, defend and hold harmless the SPAC (with respect to any claim made pursuant to this Article VII, the “Indemnified Party”), from and against any and all losses, actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, and reasonable costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting from (whether or not involving a Third Party Claim (as defined below)): (a) any inaccuracy or breach of any representation or warranty made by the Indemnifying Party in this Agreement or in any certificate delivered by the Indemnifying Party pursuant to this Agreement, as of the date such representation or warranty was made and as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or (b) the matters set forth in Schedule 7.2.

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7.3 Limitations on Indemnification. (a) The maximum aggregate amount of indemnification payments that the Indemnifying Parties will be obligated to pay in the aggregate shall be subject to the limitations in this Section 7.3. The Indemnifying Parties shall not be liable to any Indemnified Party for indemnification under Section 7.2 until the aggregate amount of all Losses in respect of indemnification under Section 7.2 exceeds $2,250,000 (the “Deductible”), in which event the Indemnifying Parties shall be required to pay or be liable for all such Losses from the first (1st) dollar. The aggregate amount of all Losses for which the Indemnifying Parties shall be liable pursuant to Section 7.2 shall not exceed the value of the Indemnification Shares delivered in payment thereof (as determined in accordance with Section 7.5), which Indemnification Shares (or cash in lieu thereof, at the election of the Indemnifying Parties, as set forth in Section 7.5) shall be the sole source from which any Indemnified Party may be indemnified by any Indemnifying Party under this Article VII.

(b) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall Losses be deemed to include, any punitive, special, incidental, exemplary, consequential, indirect or exemplary damages, or for any diminution in value (including any changes measured as a multiple of earnings, revenue or by any other similar performance metric and any loss of future revenue or income, loss of business reputation or opportunity), except for any such damages to the extent actually awarded by a court of competent jurisdiction and paid to a third party in a Third Party Claim.

(c) No investigation by an Indemnified Party, or knowledge by an Indemnified Party or its representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party, conducted or arising at any time after the date of this Agreement, shall affect the recourse available to the Indemnified Party under this Article VII.

(d) Any Losses recoverable hereunder shall be reduced in amount by insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by any Indemnified Party in connection with such Losses, and the Indemnified Party shall use reasonable and diligent efforts to realize such benefits, proceeds, payments or reimbursements.

(e) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy the breach that gives rise to such Loss.

7.4 Indemnification Procedures.

(a) The Indemnified Party and Indemnifying Parties each may designate a representative from time to time (the “Indemnified Party Representative” and the “Indemnifying Party Representative,” respectively), who shall have the sole right to act on behalf of the Indemnified Party or Indemnifying Parties, as applicable, with respect to any indemnification claims made pursuant to this Article VII, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnified Party or Indemnifying Parties, as applicable. Each such representative shall have the sole right to act on behalf of the Indemnified Party and the Indemnifying Parties, as the case may be, with respect to any indemnification claims made pursuant to this Article VII, including the giving and receiving of any notices in connection with any claim for indemnification under this Agreement.

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(b) In order to make a claim for indemnification hereunder, the Indemnified Party Representative must provide written notice (a “Claim Notice”) of such claim to the Indemnifying Party Representative, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnified Party Representative may thereafter in good faith adjust the amount of Losses with respect to the claim to reflect additional information obtained after the date of the initial Claim Notice by providing a revised Claim Notice to the Indemnifying Party Representative).

(c) In the case of any claim for indemnification under this Article VII arising from a claim of any third party (a “Third Party Claim”), the Indemnified Party Representative must give a Claim Notice with respect to such Third Party Claim to the Indemnifying Party Representative promptly (but in no event later than fifteen (15) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is actually prejudiced by the failure to give such notice. The Indemnifying Party will have the right to defend and to direct the defense against any such Third Party Claim, and with counsel selected by the Indemnifying Party, unless at any time while such Third Party Claim is pending such claim is criminal in nature, would reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party Representative elects, and is entitled, to compromise or defend such Third-Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third-Party Claim so requires) notify the Indemnified Party Representative of its intent to do so, and the Indemnified Party will, at the request and expense of the Indemnifying Party (solely to the extent the expense incurred by the Indemnified Party is reasonable), cooperate in the defense of such Third-Party Claim. If the Indemnifying Party Representative elects not to, or at any time is not entitled under this Section 7.4 to, compromise or defend such Third-Party Claim, or fails to notify the Indemnified Party Representative of its election as herein provided, the Indemnified Party may compromise or defend such Third-Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party or the Indemnified Party Representative without the prior written consent of the Indemnifying Party Representative (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party. The Indemnifying Party’s right to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, however, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that requires the taking or restriction of any action (including competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Indemnified Party Representative on behalf of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party Representative elects, and is entitled, to compromise or defend such Third-Party Claim, the Indemnified Party Representative will have the right, at its sole expense, to participate in the compromise or defense of any Third-Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to direct the defense.

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(d) With respect to any direct indemnification claim that is not a Third-Party Claim, the Indemnifying Party Representative will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Indemnifying Party Representative does not respond to such Claim notice within such thirty (30) days, or responds within such thirty (30) days and rejects such claim in whole or in part, the Indemnified Party will be free to pursue such remedies as may be available under this Agreement, any Transaction Documents or applicable Law.

7.5 Indemnification Payments. Any indemnification obligation of an Indemnifying Party under this Article VII will be settled solely through delivery to the Indemnified Party of such number of Indemnification Shares, regardless of whether or not such Indemnification Shares have been released from the Escrow Account, that are equal in value to the finally determined amount of indemnification determined. The SPAC and the Company agree to report each indemnification payment made in respect of any Losses as an adjustment to the Merger Consideration for Tax purposes to the extent permitted by applicable Law and shall file all Tax Returns in a manner consistent with the foregoing. The value of the Indemnification Shares shall be detemined based on the dollar volume-weighted average price of the SPAC Class B Ordinary Shares on the principal securities exchange or securities market on which such security is then traded during the fifteen (15) trading day period ending one (1) business day prior to the date of the finally determined indemnification amount (which delivery shall be required to be made within five (5) Business Days after the final determination of such obligation in accordance with Section 7.5). In no event shall any Indemnifying Party be required to pay or reimburse its indemnification obligations with cash. Notwithstanding the foreoing, in lieu of delivering all or a portion of the Indemnification Shares otherwise deliverable to an Indemnified Party in accordance with this Article VII, the Indemnifying Parties may pay the value of such Indemnification Shares, as determined in accordance with this Section 7.5, to the Indemnified Party, in cash. In connection with any such payment in cash, the corresponding Indemnification Shares, if then held in escrow, shall be released from escrow and delivered to the Indemnifying Parties in accordance with the Indemnification Escrow Agreement. For the avoidance of doubt, any such payment in cash shall be counted towards the limit on the aggregate amount of all Losses for which the Indemnifying Parties shall be liable pursuant to Section 7.3(a), as if the Indemnification Shares themselves had been delivered.

7.6 Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims or claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 9.10), or claims under covenants and agreements contained herein that by their terms expressly require performance after the Closing but only with respect to that portion of such covenant or agreement that is expressly to be performed following the Closing, or claims under any other Transaction Document pursuant to the terms and provisions therein, indemnification pursuant to this Article VII by the delivery of Indemnification Shares (or cash in lieu thereof, at the election of the Indemnifying Parties) as provided in Section 7.5 shall be the sole and exclusive remedy for the Indemnified Party with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof or for any of the matters set forth in Schedule 7.2.

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Article VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after the SPAC Shareholder Approval:

(a) by mutual written agreement of the Company and the SPAC;

(b) by written notice from the Company or the SPAC, if the Closing shall not have occurred on or prior to June 30, 2024 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement or any of the other Transaction Documents has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date;

(c) by written notice from the Company or the SPAC, if any Law or Order shall have been promulgated, entered, enforced, enacted or issued and in effect or shall have been deemed to be applicable to the Merger or the other Transactions, by any Governmental Authority of competent jurisdiction that permanently prohibits, restrains or makes illegal the consummation of the Merger or the other Transactions, and such Law or Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose action or failure to perform any of its obligations under this Agreement or any of the Transaction Documents is the primary cause of, or primarily resulted in, the enactment or issuance of any such Law or Order;

(d) by the SPAC upon written notice to the Company, in the event of a breach of any representation, warranty, covenant or agreement on the part of the Company or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, such that the conditions specified in Section 6.3(a) or Section 6.3(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by the Company by the earlier of: (x) thirty (30) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that the SPAC shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the SPAC or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b);

(e) by the Company upon written notice to the SPAC, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the SPAC or Merger Sub or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, such that the conditions specified in Section 6.2(a) or Section 6.2(b) would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by the SPAC by the earlier of: (x) thirty (30) days after receipt of written notice thereof; or (y) the Outside Date, or (ii) is incapable of being cured prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent such breach or breaches would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b); and

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(f) by the Company or the SPAC upon written notice, if (i) the Company Shareholder Approval has not been obtained by the time of the SPAC Shareholder Approval is obtained, or (ii) the SPAC Shareholder Approval shall not have been obtained upon a vote taken thereon at the SPAC Shareholders Meeting, duly convened therefor, or at any adjournment or postponement thereof; provided, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to a Party whose actions or failure to perform any of its obligations under this Agreement is the primary cause of, or primarily resulted in, the failure to obtain such approval.

8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any Liability on the part of any Party; provided, that no such termination shall relieve any Party of any liability or damages resulting from Fraud Claims; provided, further, that Section 5.6(b), this Section 8.2, Section 8.3 and Article IX hereof shall survive any termination of this Agreement. The Confidentiality Agreement shall not be affected by any termination of this Agreement.

8.3 Fees and Expenses. Except as otherwise explicitly provided in this Agreement, Transaction Expenses incurred by the Parties shall be borne by the Party incurring such expense; provided, that if the Merger is consummated, except as otherwise explicitly provided in this Agreement, Transaction Expenses shall be borne by the Company or the SPAC (as the public entity).

Article IX

MISCELLANEOUS

9.1 Trust Account. As of the Effective Time, the obligations of the SPAC to dissolve or liquidate within a specified time period as contained in the SPAC’s Governing Documents will be terminated and the SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of the SPAC by reason of the consummation of the Merger or otherwise, and no shareholder of the SPAC shall be entitled to receive any amount from the Trust Account (except in the event they elect to redeem their SPAC Ordinary Shares in connection with the consummation of the Business Combination). At least forty-eight (48) hours prior to the Effective Time, the SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to the SPAC (except with respect to the SPAC Shareholders in the event they elect to redeem their SPAC Ordinary Shares in connection with the consummation of the Business Combination) and thereafter shall cause the Trust Account and the Trust Agreement to terminate. The Parties hereby agree that upon such transfer of funds to the SPAC, such funds, including any PIPE Financing proceeds, will be used to (i) first to pay any accrued by unpaid Transaction Expenses, (ii) the to pay any deferred IPO fees, and (ii) finally, any remaining cash will be transferred to the Company used for working capital and other general corporate purposes of the Business following the Closing.

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9.2 Waiver Against Trust Account. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it has read the IPO Prospectus and understands that the SPAC has established the Trust Account containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the SPAC Shareholders and that, except as otherwise described in the IPO Prospectus, the SPAC may disburse monies from the Trust Account only: (a) to the SPAC Shareholders in the event they elect to redeem their SPAC Ordinary Shares in connection with the consummation of the Business Combination or in connection with an amendment to SPAC’s Governing Documents to extend the SPAC’s deadline to consummate a Business Combination, (b) to the SPAC Shareholders if the SPAC fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to extension in accordance with SPAC’s Governing Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to the SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of the SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to the SPAC’s shareholders, or make any claim against the Trust Account (including any distributions therefrom to the SPAC’s shareholders), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the SPAC or any of its Representatives, on the one hand, and the Company or any of its respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”); provided that the Company shall be entitled to seek claims against the funds held in the Trust Account after the same are released to the Company as indicated below. The Company on behalf of itself and its Affiliates hereby irrevocably waives any Trust Account Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom to the SPAC’s shareholders) now or in the future as a result of, or arising out of, any negotiations, Contracts or agreements with the SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom to the SPAC’s shareholders) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the SPAC or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the SPAC and its Affiliates to induce the SPAC to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding, and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the SPAC or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom to the SPAC Shareholders) or any amounts contained therein except to the extent distributed to the SPAC upon the Closing. In the event that the Company or any of its respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to the SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom to the SPAC Shareholders), whether in the form of money damages or injunctive relief, the SPAC and its Representatives, as applicable, shall be entitled to recover from the Company and its respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event the SPAC or its Representatives, as applicable, prevails in such Action. This Section 9.2 shall survive termination of this Agreement for any reason and continue indefinitely.

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9.3 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State without giving effect to any choice or conflict of Law provision or rule. The Parties hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the State of New York for the purpose of any Action, directly or indirectly, arising out of, relating to, or in connection with this Agreement brought by any Party; (b) agrees that service of process will be validly effected by sending notice in accordance with Section 9.4; (c) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim, whether actual or potential, known or unknown, suspected or unsuspected, based upon past or future events, now existing or coming into existence in the future, that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of New York; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts; provided that the Merger and any exercise of appraisal and dissenters’ rights under the Laws of the Cayman Islands with respect to the Merger, shall in each case be governed by the Laws of the Cayman Islands. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE (AND SHALL CAUSE THEIR SUBSIDIARIES AND AFFILIATES TO WAIVE) THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR ANY TRANSACTION DOCUMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE TRANSACTIONS, ANY TRANSACTION DOCUMENT, OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 9.3. NO PARTY OR REPRESENTATIVE OF ANY PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 9.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

9.4 Notices. Except as otherwise expressly provided herein, any notice, consent, waiver and other communication hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Company, to:

eLong Power Holding Limited

1303, Unit 3 of Building 10, 3 Zhongcui Road,

Fengtai District, Beijing 100071, PRCAttention: Shilin Xun

Email: xunshilin@elongpower.com

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with a copy (which shall not constitute notice) to:

Han Kun

20/F Kerry Plaza Tower 3, 1-1 Zhongxinsi Road

Futian District, Shenzhen 518048, Guangdong, PRC

Attention:	Cheng Zhang
Yuzhe Huang
Email:	cheng.zhang@hankunlaw.com
yuzhe.huang@hankunlaw.com

and

Graubard Miller

405 Lexington Avenue, 44th Floor

New York, New York 10174

Attention:	David A. Miller
Jeffrey M. Gallant
Eric T. Schwartz
Email:	dmiller@graubard.com
jgallant@graubard.com
eschwartz@graubard.com

if to the SPAC, to:

TMT Acquisition Corp.

420 Lexington Avenue, Suite 2446

New York, New York 10170

Attention:	Dajiang Guo, CEO
Email:	dajiang.guo@gmail.com

with, prior to the Closing, a copy (which shall not constitute notice) to:

The Crone Law Group

420 Lexington Avenue, Suite 2446

New York, New York 10170

Attention:	Tammara Fort
Samara Thomas
Email:	tfort@cronelawgroup.com
sthomas@cronelawgroup.com

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9.5 Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

9.6 Entire Agreement. This Agreement (including the Exhibits, the Disclosure Schedules, and Schedules hereto), the Confidentiality Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the Parties with respect to such subject matter; except that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms.

9.7 Amendments and Waivers.

(a) Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered pursuant hereto and any of the terms or conditions of this Agreement or (without limiting Section 9.7(b)) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the Parties of any breach hereunder shall be deemed to extend to any prior or subsequent breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

(b) This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed by the Parties in the same manner (but not necessarily by the same Persons) as this Agreement, and which makes reference to this Agreement.

9.8 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the SPAC and the Company and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.9 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.10 Specific Performance.

(a) The Parties agree and acknowledge that the failure to perform under this Agreement will cause an actual, immediate and irreparable harm and injury and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of them hereunder to consummate the Transactions) or were otherwise breached. Accordingly, it is agreed that, (i) each of the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief, each without proof of damages prior to the valid termination of this Agreement in accordance with Section 8.1, to prevent breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) prior to the Closing or any termination of this Agreement in accordance with Section 8.1, damages shall be awarded only in a case where a court of competent jurisdiction shall have determined that, notwithstanding the Parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy.

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(b) The Parties further agree that (i) by seeking the remedies provided for in this Section 9.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages, subject to the terms hereof, (ii) nothing contained in this Section 9.10 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.10 before exercising any termination right under Section 8.1 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 9.10 or anything contained in this Section 9.10 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Section 8.1 or to pursue any other remedies under this Agreement that may be available then or thereafter; (iii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement; and (iv) no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) To the extent either party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement in accordance with this Section 9.10, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

9.11 Severability. If any provision of this Agreement or any Transaction Document, or the application of any such provision to any Person or circumstance, shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

9.12 Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

9.13 Construction of Certain Terms and References; Captions. Unless the context of this Agreement otherwise requires:

(a) The terms “Article,” “Section,” “Annex,” “Exhibit,” “Schedule,” and “Disclosure Schedule” refer to the specified Article, Section, Annex, Exhibit, Schedule or Disclosure Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs;

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(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;”

(d) Any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule;

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement;

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day;

(g) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day;

(h) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, unless the context otherwise requires;

(i) All monetary figures shall be in United States dollars unless otherwise specified; and

(j) The phrases “furnished,” “provided,” “delivered” or “made available” to a Party, or similar formulations, when used with respect to information or documents means that such information or documents have been (i) physically or electronically delivered directly to a Party’s legal counsel or financial advisors prior to such time or available to such Party (without material redactions) in the electronic data room hosted by the providing Party in connection with the Transactions. or (ii) are the SPAC SEC Filings and have been made publicly available on the SEC’s EDGAR website by the SPAC and, in each of clause (i) and (ii), not later than forty-eight (48) hours prior to the execution of this Agreement (and continuously available to such Party and its legal counsel and financial advisors through the date hereof).

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9.14 Disclosure Schedules. The Company Disclosure Schedule and the SPAC Disclosure Schedule (each, a “Disclosure Schedule” and, collectively, the “Disclosure Schedules”) (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedule and the SPAC Disclosure Schedule (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in any Disclosure Schedule shall not be deemed to constitute in itself an acknowledgment that such information is required to be disclosed in connection with this Agreement, nor shall such information be deemed to establish a standard of materiality.

Article X

DEFINITIONS

10.1 Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, mediation or any subpoena (including any formal request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Balance Sheet Date” means December 31, 2022.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination” has the meaning set forth in the SPAC’s Governing Documents as in effect on the date hereof.

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“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Cayman Islands are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar Orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York and Cayman Islands are generally open for use by customers on such day.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Closing Payment Shares” means Forty-Four Million Seven Hundred Thousand (44,700,000) SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, valued at $10.00 per share.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid Treasury Regulation promulgated thereunder.

“Company Disclosure Schedule” means the Disclosure Schedule delivered by the Company to SPAC on the date hereof and identified as such.

“Company Class A Ordinary Shares” means the class A ordinary shares of a par value of $0.00001 each in the share capital of the Company.

“Company Class B Ordinary Shares” means the class B ordinary shares of a par value of $0.00001 each in the share capital of the Company.

“Company Group Assets” means all rights, title and ownership interests in and to all properties, claims, Contracts, businesses, or assets (including goodwill), which constitute all of the interests in real and tangible personal property owned, leased or licensed by a Company Group member and are required for the continued operation of the Business as currently conducted, wherever located, of every kind, character and description, whether real, personal, or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person, which includes the Company Registered IP and Company IP.

“Company Ordinary Shares” means the Company Class A Ordinary Shares and the Company Class B Ordinary Shares.

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“Company Material Adverse Effect” means, any Effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate with any other Effects, a material adverse effect upon the Business, properties, assets, Liabilities, results of operations, or financial condition of the Company Group, taken as a whole; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect or purposes of this clause (a): (i) any general changes in the financial or securities markets or general economic or regulatory conditions, (including with respect to or as a result of any material worsening of the ongoing COVID-19 pandemic); (ii) any changes, conditions or effects that generally affect the industries in which the Company Group principally operates; (iii) changes in applicable Law or U.S. GAAP or, in each case, authoritative interpretations thereof; (iv) any changes resulting from any natural disaster, including any hurricane, storm, flood, tornado, volcanic eruption, earthquake, other weather-related events or other comparable events, or any worsening thereof; (v) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest, or (vi) any changes resulting from any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures or any change in COVID-19 Measures following the date hereof) (vii) any failure in and of itself by the Company Group to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (viii) any changes directly resulting from the execution of this Agreement or the Transaction Documents or the announcement or the pendency of the Transactions but not the consummation of the Transactions contemplated hereunder, including actions of suppliers, landlords, distributors, partners or Governmental Authorities (provided, that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the announcement or the pendency of the Merger), (ix) any changes resulting from any action required to be taken by the terms of this Agreement or at the explicit request or direction of the SPAC; provided, that in the case of or change referred to in clauses (i) - (vi) immediately above, there shall be no Company Material Adverse Effect unless such Effect disproportionately impacts the a member of the Company Group compared to other participants in the industries in which the Company Group conducts the Business, in which case the incremental disproportionate impact thereof shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) has, or would reasonably be expected to, individually or in the aggregate, impair or delay the ability of the Company Group to timely perform its obligations hereunder, or to consummate the Transactions on a timely basis, including the Merger, or prevent it from performing such obligations or consummating the Transactions.

“Company Memorandum and Articles of Association” means the amended and restated] memorandum and articles of association of the Company, adopted by special resolutions on November 15, 2023.

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“Company Securities” means, collectively, the Company Shares, Company Share Rights and the Company Warrants.

“Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Ordinary Shares.

“Company Warrant” means one whole warrant entitling the holder thereof to purchase one Company Class A Ordinary Share at a purchase price of $0.00001 per full share.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, by and between the SPAC and Yipeng Huizhou, dated as of May 18, 2023.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), excluding any Benefit Plan.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing: (a) any other Person owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; and (c) a Person shall be deemed to Control a spouse, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of such Person or a trust for the benefit of such Person or of which such Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, workplace safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Coronavirus Response Act.

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“Earnout Consideration” means up to Ninety Million Dollars ($90,000,000), payable in the form of up to Nine Million (9,000,000) SPAC Class B Ordinary Shares (valued at $10.00 per share), which shall be issued in the name the Shareholders at the Closing, deposited with the Escrow Agent, and subject to contingent release based upon the achievement of certain future performance metrics and subject to the terms of the Earnout as further set forth in Schedule B hereto.

“Earnout Escrow Agreement” means that certain escrow agreement to be entered into with the Escrow Agent prior to the Closing and in a form reasonably agreed to by the Parties, which shall cover the treatment and release of the Earnout Shares.

“Effect” means any change, circumstance, fact, event, development, condition, occurrence, or effect.

“Entity” means any Person that is a legal entity; provided, that when used in reference to SPAC, “Entity” means the SPAC together with its Subsidiaries, taken as a whole.

“Environmental Law” means any Law relating to (a) pollution or protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, sediments, drinking water), natural resources, or human health and safety (to the extent related to exposure to Hazardous Materials or hazardous conditions) or (b) the exposure to, or the use, registration, management, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release, threatened Release, investigation, remediation, or disposal of Hazardous Materials.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental Stock Transfer & Trust Company.

“Fraud Claim” means any claim based in whole or in part upon actual common law fraud, willful misconduct or intentional misrepresentation, with respect to the representations and warranties set forth in Article III or Article IV, as applicable, as qualified by the schedules.

“Fundamental Representations” means, (a) with respect to the Company Group, the representations and warranties contained in Sections 3.1 (Organization), 3.2 (Due Authorization), 3.3 (Capitalization), 3.16 (Intellectual Property), 3.19 (Tax Matters), 3.24 (Employee Benefits) 3.25 (Environmental Matters) and 3.31 (Brokers’ Fees), and (b) with respect to the SPAC and Merger Sub, Sections 4.1 (Organization), 4.2 (Due Authorization), 4.3 (Capital Stock and Other Matters), 4.11 (Brokers’ Fees).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association (in each case, as amended, restated, amended and restated or otherwise modified from time to time).

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“Governmental Authority” means any United States or foreign federal, national, state, county, municipal, provincial, or local, or any transnational or supranational, government, any Person exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to any such government or political subdivision thereof, including any regulatory, self-regulatory or quasi-regulatory authority, agency, commission, body, department or other instrumentality, and any court, arbitral body or tribunal of competent jurisdiction.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability, standards of care, or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with U.S. GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of banker’s acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnification Escrow Agreement” means that certain escrow agreement to be entered into with the Escrow Agent, prior to the Closing in accordance with the terms of Section 2.13 and in a form reasonably agreed to by the Parties, which shall cover the treatment and release of the Indenmification Shares.

“Initial Consideration” means Four Hundred and Fifty Million Dollars ($450,000,000), in the form of Forty-Five Million (45,000,000) SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares valued at Ten Dollars ($10.00) per share.

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“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intangible rights recognized as protectable intellectual property under the Laws of any country.

“Interests” means shares, partnership interests, limited liability company interests or any other equity interest in any Person that is an Entity.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of the SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the SPAC, dated as of February 20, 2023, and filed with the SEC on February 20, 2023 (File No. 333-268188).

“Key Personnel” means each of the Persons listed on Schedule 10.1(a).

“Knowledge” or any other similar knowledge qualification, means (a) with respect to the Company Group, the actual or constructive knowledge of the persons set forth in Schedule 10.1(b)(ii) of the Company Disclosure Schedule, and (b) with respect to the SPAC, the actual or constructive knowledge of the persons set forth in Schedule 10.1(b)(ii).

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, writ, injunction, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under U.S. GAAP or other applicable accounting standards), including Tax liabilities due, except Transaction Expenses.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, of any kind or nature whatsoever, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, and any agreement to create any of the foregoing.

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“Merger Consideration” means (a) the Initial Consideration and (b) the Earnout Consideration.

“Merger Sub Ordinary Shares” means the ordinary shares with par value of $1.00 per share of the Merger Sub.

“NASDAQ” means the U.S. Nasdaq Global Market.

“ODI Filings” means the formalities and fillings of overseas direct investment of Chinese enterprises, including but not limited to fulfilling the filing, approval or registration procedures in the development and reform authorities, the competent commercial authorities, and foreign exchange administration authorities and competent banks authorized by such authorities.

“ODI Shareholders” means the Persons set forth on Schedule E, as the same may be amended by the Company not less than three (3) Business Days prior to the Closing Date.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, or judicial award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign permits, grants, easements, Consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, or registrations of any Governmental Authority.

“Permitted Liens” means (a) requirements and restrictions of zoning, licensing, permitting, building and other similar land-use Laws which are not violated by the present use or occupancy of the real property subject thereto; (b) Liens for Taxes or mechanics’, materialmen’s and similar Liens arising or incurred in the ordinary course of business consistent with past practice and with respect to any amounts, in each case (i) not yet due and payable or (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP; (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or pledges or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, performance and return of money bonds and similar obligations; (d) liens arising under conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice to the extent not subject to any default; (e) pledges or deposits to secure public or statutory obligations unrelated to any default or violation of any Law; (f) with respect to any real property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein and (ii) any Liens encumbering the underlying fee title of the real property and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, such real property in the ordinary course operation of the Business as currently conducted thereon; (g) reversionary rights in favor of landlords under any real property leases with respect to any of the buildings or other improvements owned by the Company Group; (h) purchase money Liens and Liens securing rental payments under capital lease agreements; and (i) Liens arising under or created by this Agreement or any Transaction Document (other than as a result of a breach or default under such Contracts).

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“Person” means any individual, state, trust or trustee on behalf of a trust, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other organization or Entity of any kind.

“Personal Information” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information in any form or media that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected information” or similar term under any and all similar and applicable Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PRC Entity” means each of Yipeng Huizhou, Yipeng Ganzhou, and Yipeng Zibo.

“Proceeding” means any suit, proceeding, complaint, claim, charge, hearing, labor dispute or investigation before or by a Governmental Authority or an arbitrator.

“Proxy Statement” means the proxy statement to be mailed to the shareholders of the SPAC relating to the SPAC Shareholders Meeting, including any amendments or supplements thereto.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into with the PIPE Investors.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses, exemptions and permits granted by any Governmental Authority.

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“Requisite Regulatory Approvals” means all Regulatory Authorizations, Consents, clearances, orders, approvals, or expirations of applicable waiting periods set forth on Schedule 10.1(c).

“Rights Agreement” means the Rights Agreement dated as of March 27, 2023, between the SPAC and Continental Stock Transfer & Trust Company.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means, collectively, Circular 37 and any other applicable SAFE rules and regulations, as amended and supplemented from time to time.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders” means, collectively, the holders of Company Ordinary Shares.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SPAC Disclosure Schedule” means the Disclosure Schedule delivered by SPAC to the Company on the date hereof and identified as such.

“SPAC Material Adverse Effect” means any Effect that (a) has, or would reasonably be expected to have, individually or in the aggregate with any other Effects, a material adverse effect on the business, properties, assets, liabilities, or financial condition of the SPAC or Merger Sub, taken as a whole; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, individually or in the aggregate, a SPAC Material Adverse Effect for purposes of this clause (a): (i) any general changes in the financial or securities markets or general economic or regulatory conditions, (including with respect to or as a result of any material worsening of the ongoing COVID-19 pandemic); (ii) any changes, conditions or effects that generally affect the industries in which the Company Group principally operates; (iii) changes in applicable Law or GAAP or, in each case, authoritative interpretations thereof; (iv) any changes resulting from any natural disaster, including any hurricane, storm, flood, tornado, volcanic eruption, earthquake, other weather-related events or other comparable events, or any worsening thereof; (v) any changes resulting from local, national or international political conditions, including the outbreak or escalation of any military conflict, declared or undeclared war, armed hostilities, acts of foreign or domestic terrorism or civil unrest, or (vi) any changes resulting from any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures or any change in COVID-19 Measures following the date hereof) (vii) any failure in and of itself by the SPAC to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a SPAC Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (viii) any changes directly resulting from the execution of this Agreement or the Transaction Documents or the announcement or the pendency of the Transactions but not the consummation of the Transactions contemplated hereunder, including actions of suppliers, landlords, distributors, partners or Governmental Authorities (provided, that this clause (viii) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution of this Agreement or the announcement or the pendency of the Merger), (ix) any changes resulting from any action required to be taken by the terms of this Agreement or at the explicit request or direction of the Company Group; provided, that in the case of or change referred to in clauses (i) - (vi) immediately above there shall be no SPAC Material Adverse Effect unless such Effect disproportionately impacts the SPAC compared to other participants in the industries in which the SPAC conducts the Business, in which case the incremental disproportionate impact thereof shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur; or (b) has, or would reasonably be expected to, individually or in the aggregate, impair or delay the ability of the SPAC to timely perform its obligations hereunder, or to consummate the Transactions on a timely basis, including the Merger, or prevent it from performing such obligations or consummating the Transactions. Notwithstanding the foregoing, with respect to the SPAC, the amount of the SPAC Share Redemptions (or any redemption in connection with an Extension, if any) or the failure to obtain the SPAC Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the SPAC.

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“SPAC Ordinary Shares” means the ordinary shares with par value of $0.0001 each of the SPAC.

“SPAC Registration Statement” means the registration statement on Form S-4 to be filed by SPAC with the SEC (as amended and supplemented from time to time) to effect the registration under the Securities Act of the issuance of the SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares that will be issued to the Company pursuant to the Merger.

“SPAC Rights” means the issued and outstanding rights to receive two-tenths of one SPAC Ordinary Share, issued pursuant to the Rights Agreement, dated March 27, 2023, between the SPAC and Continental Stock Transfer & Trust Company.

“SPAC Share Redemption” means the election of an eligible holder of SPAC Ordinary Shares (as determined in accordance with SPAC’s Governing Documents) to redeem all or a portion of the SPAC Ordinary Shares held by such holder at a per-share price, payable in cash, equal to the pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) represented by such redeemed shares (as determined in accordance with the SPAC’s Governing Documents and the Trust Agreement, as such may be amended to effect a SPAC Share Redemption).

“SPAC Shareholder Approval” means the approval of (a) those Transaction Proposals identified in clauses (A), (B) and (I) of Section 5.4(e)(ii), in each case, by a special resolution under the Cayman Companies Act (being the affirmative vote of the holders of at least two-thirds (2/3) of such shareholders of SPAC who, being present and entitled to vote at the SPAC Shareholders Meeting, vote at the SPAC Shareholders Meeting), (b) those Transaction Proposals identified in clauses (C), (D) and (E) of Section 5.4(e)(ii), in each case, by an ordinary resolution under the Cayman Companies Act (being the affirmative vote of the holders of a majority of such shareholders of SPAC who, being present and entitled to vote at the SPAC Shareholders Meeting, vote at the SPAC Shareholders Meeting) and (c) those Transaction Proposals identified in clauses (F), (G) and (H) of Section 5.4(e)(ii), in each case, by an affirmative vote of the number of holders of SPAC Ordinary Shares required to approve such Transaction Proposals under applicable Law and the Governing Documents of the SPAC.

“SPAC Shareholders” means holders of SPAC Ordinary Shares.

“SPAC Units” means the units issued in the IPO (including overallotment units acquired by the SPAC’s underwriter) consisting of one (1) SPAC Ordinary Share and one (1) SPAC Right.

“Sponsor” means 2TM Holding LP, a Delaware limited partnership in its capacity as sponsor of the SPAC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

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“Supporting Shareholder” means those Shareholders listed on Schedule D, which are the only Shareholders who will be Indemnifying Parties under Article VII.

“Tax” or “Taxes” means any and all federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, escheat or unclaimed property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax or like assessment or charge of any kind whatsoever imposed by a Governmental Authority in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Return” means any return, declaration, report, claim for refund, information return, or similar documents, and any amendment thereto, (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transactions” shall mean the Merger and the other transactions contemplated by this Agreement and the Transaction Documents.

“Transaction Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates, and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Transaction Expenses” means, with regard to a Party, all fees and expenses of any of such Party incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable for director’s and officers’ liability insurance “tail” policies, or to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of such Party, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Company Group member at or after the Closing pursuant to any agreement to which any Company Group member is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions, and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on the SPAC, Merger Sub or the Company in connection with the Transactions.

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“Transaction Process” means all matters relating to the review of strategic alternatives with respect to the Company Group, including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the disposition or sale of the Company Group or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the other Transaction Documents.

“Treasury Regulations” means the final or temporary regulations promulgated by the U.S. Department of the Treasury under the Code.

“Trust Account” means the segregated trust account established and governed by the Trust Agreement.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or Interests that by their terms have ordinary voting power to elect a majority of the board of directors or other similar body is owned or controlled, directly or indirectly, by such Person, or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member or holds a similar role.

“U.S.” or “United States” means and refers to the United States of America.

“U.S GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Warrant Agreements” mean those certain warrant purchase agreements listed on Schedule 10.1(d) for the purchase of Company Warrants.

Cross References

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
A&R Memorandum and Articles of Association	Section 2.5(b)
Agreement	Preamble
Acquisition Proposal	Section 5.7
Assumed Warrant	Section 2.8(a)
Business	Recitals
Closing	Section 1.1
Closing Date	Section 1.1
Company	Preamble
Company Benefit Plan	Section 3.23(b)
Company Financials	Section 3.11(a)
Company Group	Section 3.1
Company IP	Section 3.17(a)
Company Permits	Section 3.15

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Term	Section
Company Real Property Leases	Section 3.19
Company Registered IP	Section 3.17(a)
Company Shareholder Approval	Section 5.13
D&O Indemnitees	Section 5.21
Disclosure Schedules	Section 9.14
Dissenting Shares	Section 2.14
Dissenting Shareholders	Section 2.14
Earnout	Section 2.8(b)
Earnout Shares	Section 2.8(b)
Effective Time	Section 2.1
Environmental Permits	Section 3.24
Expiration Date	Section 7.1
Expiration Dates	Section 7.1
Excluded Shares	Section 2.8(c)
Extension	Section 5.15
Extension Payment	Section 5.15
HKCo	Recitals
Indemnification Shares	Section 2.8(b)
Intended Tax Treatment	Section 2.7
Interim Period	Section 5.1
Investment	Section 4.3(e)
JOBS Act	Section 4.6(a)
Merger	Recitals
Merger Sub	Preamble
Outside Date	Section 8.1(b)
Party	Preamble
PIPE Financing	Recitals
PIPE Investors	Recitals
PIPE Shares	Recitals
Plan of Merger	Section 2.1
PRC	Recitals
PRC Establishment Documents	Section 3.7(c)
Related Person	Section 3.25
Remedies Exception	Section 3.2
SEC	Section 3.11(a)
SPAC	Preamble
SPAC Board	Section 1.2(b)
SPAC Board Recommendation	Section 5.4(e)(ii)
SPAC Class A Ordinary Shares	Recitals
SPAC Class B Ordinary Shares	Recitals
SPAC Equity Incentive Plan	Section 5.4(e)(ii)
SPAC Financial Statements	Section 4.6(d)
SPAC SEC Filings	Section 4.13
SPAC Securities	Section 4.3(a)

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Term	Section
SPAC Shareholders Meeting	Section 5.4(e)(i)
SPAC Units	Recitals
Sponsor Support Agreement	Recitals
Subscription Agreements	Recitals
Subsequent Audited Financial Statements	Section 5.14(a)
Subsequent Period Financial Statements	Section 5.14(a)
Subsequent Unaudited Financial Statements	Section 5.14(a)
Surviving Company	Section 2.1
Tax-Free Status	Section 5.3(a)
Top Customers	Section 3.27
Top Suppliers	Section 3.27
Transaction Proposals	Section 5.4(e)(ii)
Trust Account Released Claims	Section 9.2
Trust Agreement	Section 4.14
Trustee	Section 4.14
Voting Agreement	Recitals
WFOE	Recitals
Yipeng Huizhou	Recitals

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TMT ACQUISITION CORP

By:	/s/ Dajiang Guo
Name:	Dajiang Guo
Title:	Chief Executive Officer

TMT MERGER SUB, INC.

By:	/s/ Dahe ‘Taylor’ Zhang
Name:	Dahe ‘Taylor’ Zhang
Title:	Director

ELONG POWER HOLDING LIMITED

By:	/s/ Xiaodan Liu
Name:	Xiaodan Liu
Title:	Director

[Signature Page to Agreement and Plan of Merger]